Exhibit 10.6

AMENDED AND RESTATED

MASTER LOAN AGREEMENT

by and among

GREEN PLAINS BLUFFTON LLC

f/k/a INDIANA BIO-ENERGY, LLC

and

AGSTAR FINANCIAL SERVICES, PCA

dated

as of

September 30, 2011

i

LIST OF SCHEDULES AND EXHIBITS

Schedule 3.01(d)	Real Property
Schedule 4.01(a)	Description of Certain Transactions Related to the Borrower’s Stock
Schedule 4.01(f)	Description of Certain Threatened Actions, etc.
Schedule 4.01(k)	Location of Inventory and Farm Products; Third Parties in Possession; Crops
Schedule 4.01(l)	Office Locations; Fictitious Names; Etc.
Schedule 4.01(p)	Intellectual Property
Schedule 4.01(t)	Environmental Compliance
Schedule 5.01(o)	Management
Schedule 5.02(a)	Description of Certain Liens, Lease Obligations, etc.
Schedule 5.02(k)	Transactions with Affiliates

Exhibit A	Compliance Certificate

ii

AMENDED AND RESTATED

MASTER LOAN AGREEMENT

This AMENDED AND RESTATED MASTER LOAN AGREEMENT dated as of September 30, 2011, is made and entered into by and between AGSTAR FINANCIAL SERVICES, PCA, a United States instrumentality (the “Lender”) and GREEN PLAINS BLUFFTON LLC, an Indiana limited liability company f/k/a INDIANA BIO-ENERGY, LLC, an Indiana limited liability company (the “Borrower”).

RECITALS

A. Borrower and Lender entered into a (i) Master Loan Agreement dated as of February 27, 2007, which was amended by the First Amendment to Master Loan Agreement dated October 15, 2008, the Second Amendment to Master Loan Agreement dated April 16, 2009, the Third Amendment to Master Loan Agreement dated June 30, 2009, the Fourth Amendment to Master Loan Agreement dated December 31, 2009, and the Fifth Amendment to Master Loan Agreement dated December 31, 2010 (together, as amended, the “Original MLA”); (ii) a First Supplement to Master Loan Agreement dated as of February 27, 2007, which was amended by the First Amendment to First Supplement dated as of June 30, 2009 (together, as amended, the “First Supplement”); and (iii) Second Supplement to Master Loan Agreement dated as of February 27, 2007, which was amended by the First Amendment to Second Supplement dated as of June 30, 2009 (together, as amended, the “Second Supplement”) by which the Lender agreed to extend certain financial accommodations to the Borrower.

B. At the request of Borrower, Borrower and Lender have agreed to make certain modifications to the Original MLA, all in accordance with the terms and conditions of this Agreement.

C. With the execution and delivery of this Agreement, this Agreement shall supersede and replace in its entirety the Original MLA, the First Supplement and the Second Supplement and all supplements, amendments, and restatements thereof, which shall thereafter be of no force or effect. All of the terms of the other Loan Documents shall remain in full force and effect. Nothing contained in this Agreement shall be deemed to constitute a waiver of any rights of the Lender, or to affect, modify, or impair any of the Lender’s rights under the Loan Documents.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, intending to be legally bound hereby, and in consideration of Lender making one or more loans to the Borrower, Lender and the Borrower agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING MATTERS

Section 1.01. Certain Defined Terms” As used in this Agreement, the following terms shall have the following meanings. Terms not otherwise defined in this Agreement shall have the meanings attributed to such terms in the Uniform Commercial Code, as amended from time to time. All references to dollar amounts shall mean amounts in lawful money of the United States of America.

“Advances” means the Loans or Letters of Credit provided the Borrower pursuant to this Agreement to this Agreement.

“Affiliate” means, as to any Person, any other Person: (a) that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such Person; (b) that directly or indirectly beneficially owns or holds ten percent (10%) or more of any class of voting stock or membership interests (units) of such Person; or (c) ten percent (10%) or more of the voting stock or membership interests (units) of which is directly or indirectly beneficially owned or held by the Person in question.

“Agreement” means this Agreement, as it may be amended, modified or supplemented from time to time, together with all exhibits and schedules attached to or made a part of this Agreement from time to time.

“Allowed Distributions” has the meaning specified in Section 5.02(b).

“Applicable Rate” means, in relation to any Loan which bears interest on a variable rate, the interest rate per annum which is equal to the greater of the (i) LIBOR Rate and (ii) two percent (2.0%).

“Borrower” means Green Plains Bluffton LLC, an Indiana limited liability company.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of the State of Minnesota, or are in fact closed in, the state where the Lender’s Office is located and, if such day relates to any LIBOR Rate, means any such day on which Lender is open for business, dealings in U.S. dollar deposits are being carried out in the London interbank market, and banks are open for business in New York City and London, England.

“Capital Expenditures” means, for any period, the sum of all amounts that would, in accordance with GAAP consistently applied, be included as additions to property, plant and equipment on a statement of cash flows for the Borrower during such period, with respect to: (a) the acquisition, construction, improvement, replacement or betterment of land, buildings, machinery, equipment or of any other fixed assets or leaseholds; or (b) other capital expenditures and other uses recorded as capital expenditures having substantially the same effect.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of equity interests representing 50% or more of the aggregate ordinary voting power represented by the issued and outstanding equity interests of the Borrower or GPRE; or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower or GPRE by Persons who were neither (i) nominated by the board of directors of the Borrower or GPRE, as the case may be, or in accordance with the Shareholders’ Agreement as it relates to GPRE, nor (ii) appointed by directors so nominated; or (c) Borrower ceases to own, directly or indirectly, and Control any subsidiary.

“Closing Date” means September 30, 2011.

“Collateral” means and includes, without limitation, all property and assets granted as collateral security for the Loans or other indebtedness, whether real or personal property, whether granted directly or indirectly, whether granted now or in the future, and whether granted in the form of a security interest, mortgage, assignment of rents, deed of trust, assignment, pledge, chattel mortgage, chattel trust, factor’s lien, equipment trust, conditional sale, trust receipt, lien, charge, lien or title retention contract, lease or consignment intended as a security device, or any other security or lien interest whatsoever, whether created by law, contract or otherwise.

“Commitment” means the respective amounts committed to by Lender under this Agreement and the Notes.

“Compliance Certificate” means a certificate of the Treasurer, or any other officer reasonably acceptable to the Lender, of the Borrower, substantially in the form attached hereto as Exhibit A, setting forth the calculations of current financial covenants and stating: (a) the Financial Statements are true and correct and, other than the unaudited interim financial statements, have been prepared in accordance with GAAP consistently applied; (b) whether they have knowledge of the occurrence of any Event of Default under this Agreement, and if so, stating in reasonable detail the facts with respect thereto; and (c) reaffirm and ratify the representations and warranties, as of the date of the certificate, contained in this Agreement.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

“Conversion Date” means December 31, 2008.

“Debt” means: (A) indebtedness for borrowed money or for the deferred purchase price of property or services; (B) obligations as lessee under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases; (C) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clause (A) or (B) above or (E) through (G) below; (D) liabilities in respect of unfunded vested benefits under plans covered by Title IV of ERISA; (E) indebtedness in respect of mandatory redemption or mandatory dividend rights on equity interests but excluding dividends payable solely in additional equity interests; (F) all obligations of a Person, contingent or otherwise, for the payment of money under any noncompete, consulting or similar agreement entered into with the seller of a company or its assets or any other similar arrangements providing for the deferred payment of the purchase price for an acquisition permitted hereby or an acquisition consummated prior to the date hereof; and (G) all obligations of a Person under any Hedging Agreement.

“Default Rate” means the lesser of: (a) the Maximum Rate; or (b) the rate per annum which shall from day-to-day be equal to two percent (2%) in excess of the then applicable rate of interest under any Note.

“Distribution” means any dividend, distribution, payment, or transfer of property by the Borrower to any member of the Borrower, including Allowed Distributions, Reinvestment Distributions and Excess Distributions.

“EBITDA” means for any period, the total of the following each calculated without duplication for the Borrower for such period: (i) net income; plus (ii) any provision for (or less any benefit from) income taxes included in determining such net income; plus (iii) Interest Expense deducted in determining such net income; plus (iv) amortization and depreciation expense deducted in determining such net income.

“Environmental Laws” shall have the meaning ascribed to such term in the Environmental Indemnity Agreement.

“Equity Contributions” means for any period, the sum of all amounts received by Borrower that would, in accordance with GAAP consistently applied, be Included as additions to Borrower’s owner equity.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Events of Default” has the meaning specified in Section 6.01.

“Excess Cash Flow” means EBITDA, less the sum of: (i) required payments in respect of Funded Debt; (ii) Maintenance Capital Expenditures; and (iii) Allowed Distributions.

“Excess Cash Flow Payment” has the meaning specified in Section 2.17.

“Excess Distributions” shall have the meaning specified in Section 5.02(b).

“Extraordinary Items” means items which are material and significantly different from the Borrower’s typical business activities, determined in accordance with GAAP, consistently applied.

“Fixed Charge Coverage Ratio” means, for the measurement period of 12 consecutive months the ratio of (a) EBITDA divided by (b) the sum of (i) scheduled principal payments for the Loans, (ii) scheduled principal payments for Subordinated Debt, (iii) interest on the Loans, (iv) interest on Subordinated Debt, (v) Distributions, (vi) Maintenance Capital Expenditures, and (v) less Equity Contributions. Solely for purposes of the computation of the Fixed Charge Coverage Ratio, Equity Contributions shall be reduced by the amount that Capital Expenditures, other than Maintenance Capital Expenditures, exceed $1,000,000, if any.

“Fixed Rate Loan” means that portion of the Term Loan, if any, which accrues interest at a fixed rate of interest pursuant to Section 2.04.

“Food Security Act” means the Food Security Act of 1985, 7 U.S.C. §1631, as amended, and the regulations promulgated thereunder.

“Funded Debt” means the principal amount of all Debt of the Borrower having a final maturity of more than one year from the date of origin thereof (or which is renewable or extendible at the option of the obligor for a period or periods more than one year from the date of origin) excluding, however, the principal amount due under any Term Revolving Note or any other line of credit used by Borrower for working capital purposes, all determined in accordance with GAAP, consistently applied for the period in question.

“GAAP” means generally accepted accounting principles, consistently applied.

“Governmental Authority” means and includes any and all courts, boards, agencies, commissions, offices, or authorities of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city, or otherwise) whether now or hereafter in existence.

“GPRE” means Green Plains Renewable Energy, Inc.

“Income Taxes” means the applicable state, local or federal tax on the net income of the Borrower.

“Intellectual Property” has the meaning specified in Section 4.01(p).

“Interest Expense” means for any period, the total interest expense of the Borrower.

“Interest Period” means (for each Loan) (a) initially, the period beginning on (and including) the date on which the Loan is made and ending on (but excluding) the first day of the next calendar month thereafter; and (b) thereafter, each period commencing on the first day of each succeeding calendar month thereafter and ending on the last day of such month. Notwithstanding the foregoing: (a) any Interest Period which would otherwise extend beyond the Maturity Date shall end on the Maturity Date, and (b) other than the initial Interest Period and the final Interest Period, no Interest Period shall have a duration of less than one (1) month.

“Inventory” means all of the Borrower’s inventory, as such term is defined in the UCC, whether now owned or hereafter acquired, whether consisting of whole goods, spare parts or components, supplies or materials, whether acquired, held or furnished for sale, for lease or under service contracts or for manufacture or processing, and wherever located.

“Lender” means AgStar Financial Services, PCA, and its successors and assigns.

“Letter of Credit Liabilities” means, at any time, the aggregate maximum amount available to be drawn under all outstanding Letters of Credit (in each case, determined without regard to whether any conditions to drawing could then be met) and all unreimbursed drawings under Letters of Credit.

“Letter of Credit” means the letters of credit issued by Lender pursuant to the terms of this Agreement.

“LIBOR Rate” (London Interbank Offered Rate) means the One Month London Interbank Offered Rate (“One Month LIBOR”), rounded upward to the nearest ten thousandth of one percent, reported on the tenth day of the month preceding each Interest Period by the Wall Street Journal in its daily listing of money rates, defined therein as the average of interbank offered rates for dollar deposits in the London market. If a One Month LIBOR rate is not reported on the tenth day of a month, the One Month LIBOR rate reported on the first business day preceding the tenth day of the month will be used. If this index is no longer available, Lender will select a new index which is based upon comparable information.

“Loan and Carrying Charges” means all commitment fees to the Lender, brokerage fees, standby fees, interest charges, service fees, attorneys’ fees, contractors’ fees, developers’ fees, funding fees, title insurance fees and charges, recording fees, registration taxes, real estate taxes, special assessments, insurance premiums, and utility charges incurred by the Borrower in the construction of the Project and issuance of the Notes, all costs incurred in acquisition of the Real Property (to the extent applicable) and any other costs incurred in the development of the Project.

“Loan Documents” means this Agreement, the Notes, Letters of Credit, the Security Agreement, the Mortgage, the Environmental Indemnity Agreement and all other agreements, documents, instruments, and certificates of the Borrower delivered to, or in favor of, the Lender under this Agreement or in connection herewith or therewith, including, without limitation, all agreements, documents, instruments, and certificates delivered in connection with the extension of Advances by the Lender.

“Loan Obligations” means all obligations, indebtedness, and liabilities of the Borrower to the Lender, including the Reimbursement Obligations, arising pursuant to any of the Loan Documents, whether now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, including, without limitation, the obligation of the Borrower to repay the Advances, interest on the Advances, and all fees, costs, and expenses (including, without limitation, reasonable attorneys’ fees and expenses) provided for in the Loan Documents.

“Loan/Loans” means and includes the Term Loan, the Term Revolving Loan and any other financial accommodations extended to the Borrower by the Lender pursuant to the terms of this Agreement.

“Long Term Debt” means indebtedness that matures more than one year after the date of determination thereof.

“Long Term Marketing Agreement” means any contract, agreement or understanding of the Borrower having a term of one year or more after the date of determination thereof relating to the sale of any raw materials, inventory, products or by-products of the Borrower.

“Maintenance Capital Expenditures” means all Capital Expenditures made in the ordinary course of business to maintain existing business operations of the Borrower in any fiscal year, determined in accordance with GAAP, consistently applied; provided however that for purposes of the Fixed Coverage Ratio if any such expenditure is separately funded by Borrower’s parent or an Affiliate of the Borrower, through an equity investment in Borrower or under approved subordinated indebtedness consistent with the terms of this Agreement, it shall not be included as a Maintenance Capital Expenditure.

“Material Adverse Effect” means any set of circumstances or events which: (i) has or could reasonably be expected to have any material adverse effect upon the validity or enforceability of any Loan Documents or any material term or condition contained therein; (ii) is or could reasonably be expected to be material and adverse to the condition (financial or otherwise), business assets, operations, or property of the Borrower or any of Borrower’s subsidiaries when considered as a whole; (iii) materially impairs or could reasonably be expected to materially impair the ability of the Borrower to perform the obligations under the Loan Documents; or (iv) is or could reasonably be expected to be material and adverse to the condition (financial or otherwise), business assets, operations, or property of any Operating Affiliate when considered as a whole and such condition impairs or could reasonably be expected to materially impair the ability of the Borrower to perform the obligations under the Loan Documents or such condition impairs or could reasonably be expected to materially impair the ability of any Operating Affiliate to perform the obligation under its agreements or contracts with Borrower.

“Material Contract” means (i) any contract or any other agreement, written or oral, or any of the Borrower or its Subsidiaries involving monetary liability of or to any such person in an amount in excess of $250,000.00 per annum; and (ii) any other contract or agreement, written or oral, of the Borrower or any of its Subsidiaries the failure to comply with which could reasonably be expected to have a Material Adverse Effect on the Borrower or its Subsidiaries; provided, however, that any contract or agreement which is terminable by a party other than the Borrower or its Subsidiaries without cause upon notice of 90 days or less shall not be considered a Material Contract.

“Maturity Date” means the fifth anniversary of the Conversion Date.

“Maximum Rate” means the maximum nonusurious interest rate, if any, at any time, or from time to time, that may be contracted for, taken, reserved, charged or received under applicable state or federal laws.

“Monthly Payment Date” means the first (1st) day of each calendar month.

“Mortgage” means that certain Construction/Permanent Mortgage, Security Agreement, Assignment of Leases and Rents, Financing Statement and Fixture Filing dated February 27, 2007, pursuant to which a mortgage interest shall be given by the Borrower to the Lender in the Real Property to secure payment to the Lender of the Loan Obligations, as the same has been and may hereafter be amended or otherwise modified.

“Net Income” means net income as determined in accordance with GAAP.

“Note/Notes” means and includes the Term Note, Term Revolving Note and all other promissory notes executed and delivered to the Lender by the Borrower pursuant to the terms of this Agreement as the same may be amended, modified, supplemented, extended or restated from time to time.

“Operating Affiliate” means any Affiliate of the Borrower which is now or in the future becomes a party to any Material Contract, Long Term Marketing Agreement or similar contract or agreement with Borrower.

“Ordinary Trade Payable Dispute” means trade accounts payable, in an aggregate amount not in excess of $150,000.00 with respect to the Borrower, and with respect to which: (a) there exists a bona fide dispute between Borrower and the vendor; (b) the Borrower is contesting the same in good faith by appropriate proceedings; and (c) the Borrower has established appropriate reserves on its financial statements.

“Outstanding Credit” means, at any time of determination, the aggregate amount of Advances then outstanding.

“Outstanding Revolving Advance” means the total Outstanding Credit under the Term Revolving Note.

“Permitted Liens” shall have the meaning as set forth in Section 5.02(a) hereof.

“Person” means any individual, corporation, business trust, association, company, partnership, joint venture, governmental authority, or other entity.

“Personal Property” means all buildings, structures, equipment, fixtures, improvements, building supplies and materials and other personal property now or hereafter attached to, located in, placed in or necessary to the use of the improvements on the Real Property including, but without being limited to, all machinery, fixtures, equipment, furnishings, and appliances, as well as all renewals, replacements, additions, and substitutes thereof, and all products and proceeds thereof, and including without limitation all accounts, instruments, chattel paper, other rights to payment, money, deposit accounts, insurance proceeds and general intangibles of the Borrower, whether now owned or hereafter acquired.

“Project” means any and all buildings, structures, fixtures, and other improvements made to the Real Property as part of the acquisition and construction of ethanol production facility in Bluffton, Indiana, for which the Loans to Borrower are being or were made hereunder.

“Real Property” means that real property located in the County of Wells, State of Indiana, owned by the Borrower, upon which the Project is to be constructed and which is described in Schedule 3.01(d).

“Reimbursement Obligation” means the obligation of the Borrower to reimburse the Lender for any demand for payment or drawing under a Letter of Credit.

“SARA” means the Superfund Amendment and Reauthorizations Act of 1986, as amended.

“Security Agreement” means the Security Agreement dated February 27, 2007, pursuant to which a security interest shall be granted by Borrower to the Lender in the Personal Property to secure payment to the Lender to the Loan Obligations and includes any agreements executed by Borrower which evidence, govern, represent, or create a Security Interest, as the same has been and may hereafter be amended or otherwise modified.

“Security Interest” means and includes without limitation any type of collateral security, whether in the form of a lien, charge, mortgage, assignment of rents, deed of trust, assignment, pledge, chattel mortgage, chattel trust, factor’s lien, equipment trust, conditional sale, trust receipt, lien or title retention contract, lease or consignment intended as a security device, or any other security or lien interest whatsoever, whether created by law, contract, or otherwise.

“Shareholders’ Agreement” means that certain Shareholders’ Agreement dated as of May 7, 2008, by and among GPRE, Bioverda International Holdings Limited, Bioverda US Holdings LLC, Wilon Holdings S.A. and Wayne Hoovestol.

“Subordinated Debt” means Debt held by the US Bank, National Association, as trustee.

“Tangible Net Worth” means the excess of total assets over total liabilities except subordinated debt, total assets and total liabilities each to be determined in accordance with GAAP consistent with those applied in the preparation of the financial statements referred to in Section 5.01(c) for the Borrower, excluding, however, from the determination of total assets: (i) goodwill, organizational expenses, research and development expenses, trademarks, trade names, copyrights, patents, patent applications, licenses and rights in any thereof, and other similar intangibles; (ii) treasury stock; (iii) securities which are not readily marketable; (iv) any write-up in the book value of any asset resulting from a revaluation thereof after the Closing Date; and (v) any items not included in clauses (i) through (v) above which are treated as intangibles in conformity with GAAP.

“Tangible Owner’s Equity” means the Tangible Net Worth divided by total assets, measured annually at the end of each fiscal year, and expressed as a percentage.

“Term Note” means that certain Construction Note dated February 27, 2007, executed and delivered to the Lender by the Borrower, as the same has been and may hereafter be amended or otherwise modified.

“Term Loan” means any amortizing loan with a maturity of greater than one year provided by the Lender to the Borrower pursuant to the terms and conditions of this Agreement.

“Term Revolving Advance” means an Advance under the Term Revolving Note.

“Term Revolving Loan” means that certain loan from the Lender to the Borrower in the amount of $20,000,000.00 pursuant to the terms and conditions provided for in this Agreement.

“Term Revolving Note” means that certain Term Revolving Note dated February 27, 2007, executed and delivered to the Lender by the Borrower in the amount of $20,000,000.00, as the same has been and may hereafter be amended or otherwise modified.

“Working Capital” means the current assets of the Borrower plus, in the event the Term Loan and Term Revolving Loan are deemed to be current liabilities of the Borrower, the unused portion of the Term Revolving Loan less the current liabilities of the Borrower as determined in accordance with GAAP. For clarification purposes, in the event the Term Revolving Loan and Term Loan are deemed to be current liabilities strictly due to the accounting reclassification as a result of (i) Maturity Date for the Term Loan or the Term Revolving Loan being less than 12 months from the date of covenant measurement, or (ii) projections, forecasts or other forward looking statements concerning future business conditions provided to certified public accountants, the available portion of the unused Term Revolving Loan will not be made available as an element of the current assets for Working Capital purposes and the Term Loan and Term Revolving Loan shall be excluded from the current liabilities in the Working Capital covenant measurement. Notwithstanding the foregoing, reclassification of the Term Loan and the Term Revolving Loan as a result of an Event of Default shall result in the inclusion of such Loans in current liabilities.

Section 1.02. Accounting Matters. All accounting terms not specifically defined herein shall be construed in accordance with GAAP consistently applied, except as otherwise stated herein. To enable the ready and consistent determination of compliance by the Borrower with its obligations under this Agreement, the Borrower will not change the manner in which either the last day of its fiscal year or the last days of the first three fiscal quarters of its fiscal years is calculated.

Section 1.03. Construction. Wherever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate. The headings, captions or arrangements used in any of the Loan Documents are, unless specified otherwise, for convenience only and shall not be deemed to limit, amplify or modify the terms of the Loan Documents, nor affect the meaning thereof.

ARTICLE II

AMOUNTS AND TERMS OF THE LOANS

Section 2.01. The Loans. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties set forth in this Agreement, the Lender has agreed to lend to Borrower the following amounts, for the purposes as further described below:

(a) Term Loan. Lender agrees to lend to the Borrower and the Borrower agrees to borrow from the Lender a term loan in the amount of Seventy Million and No/100 Dollars ($70,000,000.00) pursuant to the terms and conditions set forth in Section 2.02 and the Term Note.

(b) Term Revolving Loan. Lender agree to lend to the Borrower from time to time during the term of the Term Revolving Loan on a revolving basis, an amount not to exceed Twenty Million and No/100 Dollars ($20,000,000.00), pursuant to the terms and conditions set forth in Section 2.03 and the Term Revolving Note.

Section 2.02. Term Loan. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties set forth in this Agreement, the Lender has agreed to lend to Borrower and Borrower has agreed to borrow from Lender $70,000,000.00. Such amount shall be loaned by Lender pursuant to the terms and conditions set forth in this Agreement.

(a) Purpose. The Term Loan may be used to fund the payment of Project Costs. The Borrower agrees that the proceeds of the Term Loan are to be used only for the purposes set forth in this Section 2.02(a).

(b) Term Loan Interest Rate. The portion of the Term Loan that has not been converted to a Fixed Rate Loan pursuant to subsection (e) below shall bear interest at a rate equal to the Applicable Rate plus 325 basis points.

(c) Term Loan Payments. On the first (1st) day of each month until the Maturity Date, the Borrower shall pay all accrued interest plus equal payments of principal in the amount of $583,333.00 on the Term Loan. In addition to all other payments of principal and interest required under this Section and under this Agreement, the Borrower shall annually remit to Lender the Excess Cash Flow Payment pursuant to Section 2.17.

(d) Term Loan Term. The Term Loan shall be due and payable in full on the Maturity Date.

(e) Conversion to Fixed Rate Loan. As provided in Section 2.04 of this Agreement, on the Conversion Date, the Borrower had the right to convert up to fifty (50%) percent of the outstanding principal balance of the Term Loan into a Fixed Rate Loan, with the consent of the Lender which shall not be unreasonably withheld, which shall bear interest at a fixed rate per annum equal to the rate listed in the “Government Agency and Similar Issues” section of the Wall Street Journal for the Federal Farm Credit Bank or the Federal Home Loan Bank having a maturity approximately equal to the Maturity Date, or another rate as agreed upon by the Lender and Borrower, which is in effect at the time of conversion plus 300 basis points. Borrower shall provide written notice to Lender at least 30 days prior to the Conversion Date of its intention to convert any portion of the Term Loan to a Fixed Rate Loan. Such written notice shall specify the specific dollar amount that Borrower is electing to convert to a Fixed Rate Loan. Any amount subject to a fixed rate of interest pursuant to this Section shall not be subject to any adjustments under Section 2.06 of this Agreement.

Section 2.03. Term Revolving Loan. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties set forth in this Agreement, the Lender has agreed to make one or more Advances to the Borrower, during the period beginning on the Conversion Date and ending on the Business Day immediately preceding the Maturity Date (the “Term Revolving Loan Termination Date”) in an aggregate principal amount outstanding at any one time not to exceed $20,000,000.00 (the “Term Revolving Loan Commitment”). The Term Revolving Loan Commitment shall expire at 12:00 noon Central time on the Maturity Date. Under the Term Revolving Loan Commitment amounts borrowed and repaid or prepaid may be reborrowed at any time prior to and including the Term Revolving Loan Termination Date provided, however, that at no time shall the sum of the Outstanding Revolving Advances exceed $20,000,000.00.

(a) Purpose. Advances under the Term Revolving Loan may be used for cash, inventory management and general working capital purposes of the Borrower and its subsidiaries, including closing costs and fees associated with the Term Revolving Loan. The Borrower agrees that the proceeds of the Term Revolving Loan are to be used only for the purposes set forth in this Section 2.03(a).

(b) Interest Rate. Subject to the provisions of this Agreement, including without limitation Section 2.06, each Term Revolving Advance shall bear interest at a rate equal to the Applicable Rate plus 325 basis points.

(c) Repayment of the Term Revolving Loan. The Borrower shall pay interest on the Term Revolving Loan on the first (1st) day of each month, commencing on the first (1st) Monthly Payment Date following the date on which the first Advance is made on the Term Revolving Loan and continuing on each Monthly Payment Date thereafter until the Maturity Date. On the Maturity Date, the unpaid principal balance of the Term Revolving Loan, accrued and unpaid interest, and any and all other amounts due and owing hereunder or under any other Loan Document shall be due and payable in full. If any payment date is not a Business Day, then the principal installment then due shall be paid on the next Business Day and shall continue to accrue interest until paid.

(d) Availability. During the period commencing on the date on which all conditions precedent to the initial Advance under the Term Revolving Loan are satisfied (the “Availability Date”) and ending on the Term Revolving Loan Termination Date, Advances under the Term Revolving Loan will be made as provided in Section 2.03(e).

(e) Making the Advances.

(i) Term Revolving Advances. Each Term Revolving Advance shall be made, on notice from the Borrower (a “Request for Advance”) to the Lender delivered before 12:00 Noon (Minneapolis, Minnesota time) on a Business Day which is at least three (3) Business Days prior to the date of such Advance specifying the amount of such Advance, provided that, no Term Revolving Advance shall be made while an Event of Default exists. Any Request for Advance received after 12:00 Noon (Minneapolis, Minnesota time) shall be deemed to have been received and be effective on the next Business Day. The amount so requested from the Lender shall, subject to the terms and conditions of this Agreement, be made available to the Borrower by: (i) depositing the same, in same day funds, in an account of the Borrower; or (ii) wire transferring such funds to a Person or Persons designated by the Borrower in writing.

(ii) Requests for Advances Irrevocable. Each Request for Advance shall be irrevocable and binding on the Borrower and the Borrower shall indemnify the Lender against any loss or expense it may incur as a result of any failure to borrow any Advance after a Request for Advance is received by Lender (including any failure resulting from the failure to fulfill on or before the date specified for such Advance the applicable conditions set forth herein), including, without limitation, any loss (including loss of anticipated profits) or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Lender to fund such Advance when such Advance, as a result of such failure, is not made on such date.

(iii) Minimum Amounts. Each Term Revolving Advance shall be in a minimum amount equal to $50,000.00.

(iv) Unused Commitment Fee. In addition to all other cost, fees and expenses required to be paid under this Agreement, Borrower agrees to pay to the Lender an unused commitment fee on the average daily unused portion of the Term Revolving Loan Commitment from the Conversion Date until the Maturity Date at the rate of 0.35% per annum, payable in arrears in quarterly installments payable on the first (1st) day of each January, April, July and October after the Conversion Date.

(v) Conditions Precedent to All Advances. The Lender’s obligation to make each Advance under the Term Revolving Note shall be subject to the terms, conditions and covenants set forth in this Agreement, including, without limitation, the following further conditions precedent:

(i) Representations and Warranties. The representations and warranties set forth in this Agreement are true and correct in all material respects as of the date of the Request for Advance, except as disclosed in writing to the Lender, to the same extent and with the same effect as if made at and as of the date thereof except as disclosed in writing to the Lender;

(ii) No Defaults. The Borrower is not in default under the terms of this Agreement, any other Loan Document or any Material Contract; and

(iii) Government Action. No license, permit, permission or authority necessary for the construction or operation of the Project has been revoked or challenged by or before any Governmental Authority.

(f) Letters of Credit. The Borrower may request an Advance on the Term Revolving Loan, and the Lender, subject to the terms and conditions of this Agreement including under Section 2.05, may in its sole discretion, issue one or more letters of credit for any Borrower’s account (such letters of credit, being hereinafter referred to collectively as the “Letters of Credit”); provided, however, that:

(i) the aggregate amount of outstanding Letter of Credit Liabilities shall not at any time exceed the amount of $3,000,000.00.

(ii) the sum of the outstanding Letters of Credit plus the outstanding Term Revolving Advances shall not at any time exceed the Term Revolving Loan Commitment.

(iii) the expiration date for each Letter of Credit shall be no later than the Maturity Date.

Section 2.04. Fixed Rate Loan. On the Conversion Date, the Borrower shall have the right to convert up to 50% of the Term Loan into a Fixed Rate Loan, which shall bear interest at a rate equal to the rate listed in the “Government Agency and Similar Issues” section of the Wall Street Journal for the Federal Farm Credit Bank or the Federal Home Loan Bank having a maturity approximately equal to the Maturity Date, which is in effect at the time of the Conversion Date plus 300 basis points, or another rate as agreed upon by the Lender and Borrower. Should the Borrower elect such fixed rate option, such rate of interest shall not be subject to any adjustments under Section 2.06.

Section 2.05. Letter of Credit Procedures / Fees / Reimbursement. All Letters of Credit that are issued under this Agreement are subject to the following:

(a) Letter of Credit Request Procedure. The Borrower shall give the Lender irrevocable prior notice (effective upon receipt) on or before 3:00 P.M. (Minneapolis, Minnesota time) on the Business Day three Business Days prior to the date of the requested issuance of a Letter of Credit specifying the requested amount, expiry date and issuance date of each Letter of Credit to be issued and the nature of the transactions to be supported thereby. Any such notice received after 3:00 P.M. (Minneapolis, Minnesota time) on a Business Day shall be deemed to have been received and be effective on the next Business Day. Each Letter of Credit shall be in a form reasonably acceptable to Lender, have an expiration date that occurs on or before the Maturity Date shall be payable in U.S. dollars, must be satisfactory in form and substance to the Lender, and shall be issued pursuant to such documentation as the Lender may require, including, without limitation, the Lender’s standard form letter of credit request and reimbursement agreement; provided that, in the event of any conflict between the terms of such agreement and the other Loan Documents, the terms of the other Loan Documents shall control.

(b) Letter of Credit Fees. The Borrower shall pay to the Lender (i) all fees, costs, and expenses of the Lender arising in connection with any Letter of Credit, including the Lender’s customary fees for amendments, transfers, and drawings on Letters of Credit and (ii) on the date of the issuance of the Letter of Credit, and at the anniversary date of issuance of such Letter of Credit, an issuance fee equal to two and one-half (2.5%) percent, on an annualized basis, of the maximum amount available to be drawn under the Letter of Credit.

(c) Funding of Drawings. Upon receipt from the beneficiary of any Letter of Credit of any demand for payment or other drawing under such Letter of Credit, the Lender shall promptly notify the Borrower as to the amount to be paid as a result of such demand or drawing and the respective payment date. Any notice pursuant to the forgoing sentence shall specify the amount to be paid as a result of such demand or drawing and the respective payment date.

(e) Reimbursements. After receipt of the notice delivered pursuant to clause (c) of this Section 2.05 with respect to a Letter of Credit, the Borrower shall be irrevocably and unconditionally obligated to reimburse the Lender for any amounts paid by the Lender upon any demand for payment or drawing under the applicable Letter of Credit, without presentment, demand, protest, or other formalities of any kind other than the notice required by clause (c) of this Section 2.05. Such reimbursement shall occur no later than 3:00 P.M. (Minneapolis, Minnesota time) on the date of payment under the applicable Letter of Credit if the notice under clause (c) of this Section 2.05 is received by 2:00 P.M. (Minneapolis, Minnesota time) on such date or by 11:00 A.M. (Minneapolis, Minnesota time) on the next Business Day, if such notice is received after 2:00 P.M. (Minneapolis, Minnesota time). All payments on or of the Reimbursement Obligations (including any interest earned thereon) shall be made to the Lender for the account of the Lender in U.S. dollars and in immediately available funds, without set-off, deduction, or counterclaim.

(f) Reimbursement Obligations Absolute. The Reimbursement Obligations of the Borrower under this Agreement shall be absolute, unconditional, and irrevocable, and shall be performed strictly in accordance with the terms of the Loan Documents under all circumstances whatsoever and the Borrower hereby waives any defense to the payment of the Reimbursement Obligations based on any circumstance whatsoever, including, without limitation, in any case, the following circumstances: (i) any lack of validity or enforceability of any Letter of Credit or any other Loan Document; (ii) any amendment or waiver of or any consent to departure from any Loan Document; (iii) the existence of any claim, set-off, counterclaim, defense, or other rights which any Borrower or any other Person may have at any time against any beneficiary of any Letter of Credit, the Lender or any other Person, whether in connection with any Loan Document or any unrelated transaction; (iv) any statement, draft, or other documentation presented under any Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever; or (v) payment by the Lender under any Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; provided that Reimbursement Obligations with respect to a Letter of Credit may be subject to avoidance by a Borrower if the Borrower proves in a final non-appealable judgment that it was damaged and that such damage arose directly from the Lender’s willful misconduct or gross negligence in determining whether the documentation presented under the Letter of Credit in question complied with the terms thereof.

(g) Issuer Responsibility. Borrower assumes all risks of the acts or omissions of any beneficiary of any Letter of Credit with respect to its use of such Letter of Credit. Neither the Lender, nor any of its respective officers or directors shall have any responsibility or liability to the Borrower or any other Person for: (a) errors, omissions, interruptions, or delays in transmission or delivery of any messages; or (b) the validity, sufficiency, or genuineness of any draft or other document, or any endorsement(s) thereon, even if any such draft, document or endorsement should in fact prove to be in any and all respects invalid, insufficient, fraudulent, or forged or any statement therein is untrue or inaccurate in any respect. The Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

Section 2.06. Adjustments to Interest Rate. Notwithstanding any other provision of this Agreement or the other Loan Documents, the rate of interest under any Loan which bears interest on a variable rate, shall be adjusted according to the following schedule should the Tangible Owner’s Equity/Tangible Net Worth of the Borrower, achieve the levels set forth below:

Tangible Owner’s Equity (“TOE”) and/or Tangible Net Worth (“TNW”)	Interest Rate
TOE Less than 49.99% AND TNW less than $78,800,000.00	Applicable Rate plus 400 basis points

TOE Less than 49.99% AND TNW greater than $78,800,000.00	Applicable Rate plus 325 basis points

TOE from 50% through 60%	Applicable Rate plus 300 basis points

TOE from 61% through 70%	Applicable Rate plus 275 basis points

TOE greater than 70%	Applicable Rate plus 250 basis points

Upon delivery of the audited financial statements pursuant to Section 5.01(c)(i) for each fiscal year end of the Borrower, the rate of interest for any month shall automatically be adjusted in accordance with the Tangible Owner’s Equity/Tangible Net Worth set forth therein and the rates set forth above. Such automatic adjustment to the rate of interest shall take effect as of the first Business Day of the month following the month in which the Lender received the related audited financial statements pursuant to Section 5.01 (c)(i). If the Borrower fails to deliver such audited financial statement which so sets forth the Tangible Owner’s Equity/Tangible Net Worth within the period of time required by Section 5.01(c)(i) hereof; fails to meet any financial covenants in this Agreement or any other Loan Document; or if any Event of Default occurs, the rate of interest shall automatically be adjusted to the Applicable Rate plus 400 basis points, such automatic adjustments: (a) to take effect as of the first Business Day after the last day on which the Borrower was required to deliver the applicable audited financial statement in accordance with Section 5.01(c)(i) hereof or in the case of an Event of Default, on the date the written notice is given to the Borrower; and (b) to remain in effect until subsequently adjusted in accordance herewith upon the delivery of such audited financial statements or, in the case of an Event of Default, when such Event of Default has been cured to the satisfaction of the Lender.

Section 2.07. Default Interest. In addition to the rights and remedies set forth in this Agreement and notwithstanding any Note: (i) if the Borrower fails to make any payment to Lender when due, subject to any applicable cure periods (including, without limitation, any purchase of equity of Lender as required by Section 2.15 of this Agreement), then at Lender’s option in each instance, such obligation or payment shall bear interest from the date due (subject to any applicable cure periods) to the date paid at 2% per annum in excess of the rate of interest that would otherwise be applicable to such obligation or payment; (ii) upon the occurrence and during the continuance of an Event of Default beyond any applicable cure period, if any, at Lender’s option in each instance, the unpaid balances of the Loans shall bear interest from the date of the Event of Default or such later date as Lender shall elect at 2% per annum in excess of the rate(s) of interest that would otherwise be in effect on the Loans under the terms of the applicable Note; (iii) after the maturity of any Loan, whether by reason of acceleration or otherwise, the unpaid principal balance of the Loan (including without limitation, principal, interest, fees and expenses) shall automatically bear interest at 2% per annum in excess of the rate of interest that would otherwise be in effect on the Loan under the terms of the applicable Note. Interest payable at the Default Rate shall be payable from time to time on demand or, if not sooner demanded, on the first day of each calendar month.

Section 2.08. Late Charge. If any payment of principal or interest due hereunder or under any Note is not paid within ten (10) days of the due date thereof (other than following acceleration of the Maturity Date by Lender, or any required principal prepayments pursuant to this Agreement), the Borrower shall, in addition to such amount, pay a late charge equal to five percent (5%) of the amount of such payment.

Section 2.09. Prepayment of Loans. The Borrower may, by notice to the Lender, prepay the outstanding amount of the Loans in whole or in part with accrued interest to the date of such prepayment on the amount prepaid, without penalty or premium, except as otherwise provided in this Agreement.

Section 2.10. Changes in Law Rendering Certain LIBOR Rate Loans Unlawful. In the event that any change in any applicable law (including the adoption of any new applicable law) or any change in the interpretation of any applicable law by any judicial, governmental or other regulatory body charged with the interpretation, implementation or administration thereof, should make it (or in the good-faith judgment of the Lender should raise a substantial question as to whether it is) unlawful for the Lender to make, maintain or fund LIBOR Rate Loans, then: (a) the Lender shall promptly notify Borrower; and (b) the obligation of the Lender to make LIBOR rate loans of such type shall, upon the effectiveness of such event, be suspended for the duration of such unlawfulness. During the period of any suspension, Lender shall make loans to Borrower that are deemed lawful and that as closely as possible reflect the terms of this Agreement.

Section 2.11. Payments and Computations.

(a) Method of Payment. Except as otherwise expressly provided herein, all payments of principal, interest, and other amounts to be made by the Borrower under the Loan Documents shall be made to the Lender in U.S. dollars and in immediately available funds, without set-off, deduction, or counterclaim, not later than 2:00 P.M. (Minneapolis, Minnesota time) on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). The Borrower shall, at the time of making each such payment, specify to the Lender the sums payable under the Loan Documents to which such payment is to be applied and in the event that the Borrower fails to so specify or if an Event of Default exists, the Lender may apply such payment and any proceeds of any Collateral to the Loan Obligations in such order and manner as it may elect in its sole discretion.

(b) Application of Funds. Lender may apply all payments received by it to the Loan Obligations in such order and manner as Lender may elect in its sole discretion; provided that any payments received from any guarantor or from any disposition of any collateral provided by such guarantor shall only be applied against obligations guaranteed by such guarantor.

(c) Payments on a Non-Business Day. Whenever any payment under any Loan Document shall be stated to be due on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of interest and fees, as the case may be.

(d) Proceeds of Collateral. All proceeds received by the Lender from the sale or other liquidation of the Collateral when an Event of Default exists shall first be applied as payment of the accrued and unpaid fees and expenses of the Lender hereunder, including, without limitation, under Section 7.04 and then to all other unpaid or unreimbursed Loan Obligations (including reasonable attorneys’ fees and expenses) owing to the Lender and then any remaining amount of such proceeds shall be applied to the unpaid amounts of Loan Obligations, until all the Loan Obligations have been paid and satisfied in full or cash collateralized. After all the Loan Obligations (excluding any contingent Loan Obligations for which no claim has been asserted) have been paid and satisfied in full, all Commitments terminated and all other obligations of the Lender to the Borrower otherwise satisfied, any remaining proceeds of Collateral shall be delivered to the Person entitled thereto as directed by the Borrower or as otherwise determined by applicable law or applicable court order.

(e) Computations. Except as expressly provided otherwise herein, all computations of interest and fees shall be made on the basis of actual number of days lapsed over a year of 365 days. Interest shall accrue from and include the date of borrowing, but exclude the date of payment.

Section 2.12. Maximum Amount Limitation. Anything in this Agreement, any Note, or the other Loan Documents to the contrary notwithstanding, Borrower shall not be required to pay unearned interest on any Note or any of the Loan Obligations, or ever be required to pay interest on any Note or any of the Loan Obligations at a rate in excess of the Maximum Rate, if any. If the effective rate of interest which would otherwise be payable under this Agreement, any Note or any of the other Loan Documents would exceed the Maximum Rate, if any, then the rate of interest which would otherwise be contracted for, charged, or received under this Agreement, any Note or any of the other Loan Documents shall be reduced to the Maximum Rate, if any. If any unearned interest or discount or property that is deemed to constitute interest (including, without limitation, to the extent that any of the fees payable by Borrower for the Loan Obligations to the Lender under this Agreement, any Note, or any of the other Loan Documents are deemed to constitute interest) is contracted for, charged, or received in excess of the Maximum Rate, if any, then such interest in excess of the Maximum Rate shall be deemed a mistake and canceled, shall not be collected or collectible, and if paid nonetheless, shall, at the option of the holder of such Note, be either refunded to the Borrower, or credited on the principal of such Note. It is further agreed that, without limitation of the foregoing and to the extent permitted by applicable law, all calculations of the rate of interest or discount contracted for, charged or received by the Lender under its Note, or under any of the Loan Documents, that are made for the purpose of determining whether such rate exceeds the Maximum Rate applicable to the Lender, if any, shall be made, to the extent permitted by applicable laws (now or hereafter enacted), by amortizing, prorating and spreading during the period of the full terms of the Advances evidenced by the Notes, and any renewals thereof all interest at any time contracted for, charged or received by Lender in connection therewith. This Section 2.12 shall control every other provision of all agreements among the parties to this Agreement pertaining to the transactions contemplated by or contained in the Loan Documents, and the terms of this Section 2.12 shall be deemed to be incorporated in every Loan Document and communication related thereto.

Section 2.13. Lender Records. All advances and all payments or prepayments made thereunder on account of principal or interest may be evidenced by the Lender in accordance with its usual practice in an account or accounts evidencing such advances and all payments or prepayments thereunder from time to time and the amounts of principal and interest payable and paid from time to time thereunder; in any legal action or proceeding in respect of the Notes, the entries made in such account or accounts shall be prima facie evidence of the existence and amounts of all advances and all payments or prepayments made thereunder on account of principal or interest. Lender shall provide monthly statements of such entries to Borrower for the purpose of confirming the accuracy of such entries.

Section 2.14. Loan Payments. During the continuance of an Event of Default, the Lender may deduct any obligations due or any other amounts due and payable by the Borrower under the Loan Documents from any accounts maintained with the Lender.

Section 2.15. Purchase of Equity Interests in AgStar Financial Services, PCA. In addition to (and not in lieu of) the other amounts payable by Borrower under this Agreement, Borrower shall purchase $1,000.00 of equity interests in AgStar Financial Services, PCA. The purchase price for the equity interests shall be payable in full on or prior to the date hereof. Such purchase of equity interests shall comply with AgStar Financial Services, PCA’s by-laws and capital plans applicable to borrowers generally. Borrower hereby acknowledges receipt of the following information and materials pertaining to AgStar Financial Services, PCA prior to the execution of this Agreement: (i) copies of the by-laws of AgStar Financial Services, PCA; (ii) a written description of the terms and conditions under which the equity interests are issued; (iii) a copy of the most recent annual reports of AgStar Financial Services, PCA; and (iv) if more recent than the latest annual reports, the latest quarterly reports of AgStar Financial Services, PCA. AgStar Financial Services, PCA shall possess a statutory security interest in its equity interests.

Borrower acknowledges and agrees that: (a) only the portions of the Loans provided to Borrower by AgStar Financial Services, PCA are entitled to patronage distributions in accordance with the bylaws of AgStar Financial Services, PCA and its practices and procedures; and (b) any patronage or similar payments to which Borrower is entitled as a result of its ownership of the equity interests in AgStar Financial Services, PCA will not be based on any of the Loans not belonging to AgStar Financial Services, PCA or in which AgStar Financial Services, PCA has granted a participation interest at any time.

Section 2.16. Compensation. Upon the request of the Lender, the Borrower shall pay to the Lender such amount or amounts as shall be sufficient (in the reasonable opinion of the Lender and as verified and computed in an accounting provided to Borrower) to compensate it for any loss, cost, or expense (excluding loss of anticipated profits incurred by it) as a result of: (i) any payment, prepayment, or conversion of a LIBOR rate loan for any reason on a date other than the last day of the Interest Period for such Loan; or (ii) any failure by the Borrower for any reason (including, without limitation, the failure of any condition precedent specified in Section 3.01 to be satisfied) to borrow, extend, or prepay a LIBOR rate loan on the date for such borrowing, extension, or prepayment specified in the relevant notice of borrowing, extension or prepayment under this Agreement.

Such indemnification may include any amount equal to the excess, if any, of: (a) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or extended, for the period from the date of such prepayment or of such failure to borrow, convert or extend to the last day of the applicable Interest Period (or in the case of a failure to borrow, convert or extend, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such loan as provided for herein; over (b) the amount of interest (as reasonably determined by the Lender) which would have accrued to the Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank LIBOR market. The covenants of the Borrower set forth in this Section 2.16 shall survive the repayment of the Loans and other obligations under the Loan Documents hereunder.

Section 2.17. Excess Cash Flow. In addition to all other payments of principal and interest required under this Agreement and the Notes, at the end of each fiscal year until the Maturity Date, the Borrower shall remit to Lender, an amount equal to 75% of the Borrower’s. Excess Cash Flow, calculated based upon that fiscal year’s interim financial statements, on or before 120 days after the end of each fiscal year of the Borrower (the “Excess Cash Flow Payment”), provided however, that the total Excess Cash Flow Payments required hereunder shall not exceed $4,000,000.00 in any fiscal year (the “Maximum Excess Cash Flow Payment”) and provided that immediately prior to the Excess Cash Flow Payment required by this Section 2.17, or after giving effect thereto, no default or Event of Default shall exist. For clarity, if the Excess Cash Flow Payment would cause a default, then the Excess Cash Flow Payment shall be reduced by no more than the amount needed to maintain compliance with the requirements set forth in this Section 2.17. Such payment shall be applied first to the reduction of the outstanding principal of any variable rate Term Loan and then to the reduction of the outstanding principal balance of the Term Revolving Loan. The Excess Cash Flow Payment shall be calculated annually based upon audited fiscal year-end financial statements required by Section 5.01 (c)(1) of this Agreement. Borrower shall, within 30 days of Lender’s request remit to Lender any additional amounts due Lender under this Section in an amount not to exceed the Maximum Excess Cash Flow Payment. Any Excess Cash Flow Payment shall not constitute a prepayment with respect to which a prepayment fee under this Agreement is required to be paid.

Notwithstanding the foregoing, the Excess Cash Flow Payment shall not exceed an aggregate amount of $16,000,000.00 for the term of this Agreement. No Excess Cash Flow Payments shall be required during any fiscal year should the Tangible Owner’s Equity be greater than 70% at the end of the immediately preceding fiscal year of the Borrower.

ARTICLE III.

CONDITIONS PRECEDENT

Section 3.01. Conditions Precedent to Funding. The effectiveness of this Agreement and the obligation of the Lender to make any Advance hereunder, are subject to the conditions precedent that the Lender shall have received the following to the extent not previously received by Lender, in form and substance reasonably satisfactory to the Lender:

(a) This Agreement, duly executed by the Borrower and the Lender;

(b) [Intentionally Omitted];

(c) The Term Note and the Term Revolving Note duly executed by the Borrower;

(d) The Mortgage, fully executed and notarized, to secure the Loans encumbering on a first lien basis the fee interest of the Borrower in the Real Property and the fixtures thereon described in Schedule 3.01(d);

(e) A Security Agreement duly executed by the Borrower and in a form as provided by the Lender by which security agreement the Lender is granted a security interest by the Borrower in the Collateral;

(f) A copy of all permits and government approvals obtained relating to the construction of the Project;

(g) [Intentionally Omitted];

(h) Copies of all Material Contracts between Borrower and third parties used in the normal operations of Borrower, including but not limited to management agreements, marketing agreements, and corn delivery agreements;

(i) Assignments of the Material Contracts by Borrower, duly executed by the Borrower and pursuant to which the Borrower shall have assigned to the Lender all of the Borrower’s right, title and interest in and to each such contracts, and which assignment shall have been consented to and certified in writing by the other party(ies) to each such contract;

(j) Financing Statements in form and content satisfactory to the Lender and in proper form under the Uniform Commercial Code of all jurisdictions as may be necessary or, in the opinion of the Lender, desirable to perfect the security interests created by the Security Agreement;

(k) Copies of UCC, tax and judgment lien search reports listing all financing statements and other encumbrances which name the Borrower (under its present name and any previous name) and which are filed in the jurisdictions in which the Borrower is located, organized or maintains collateral, together with copies of such financing statements (none of which shall cover the collateral purported to be covered by the Security Agreement);

(l) Evidence that all other actions necessary or, in the reasonable opinion of the Lender, desirable to enable the Lender to perfect and protect the security interests created by the Security Agreement have been taken;

(m) An ALTA mortgagee title insurance policy issued by a title insurance company acceptable to Lender, with respect to the Real Property, assuring the Lender that the Mortgage creates a valid and enforceable encumbrance on the Real Property, free and clear of all defects and encumbrances except Permitted Liens and containing: (i) a comprehensive endorsement (ALTA form 9); (ii) a zoning endorsement (ALTA form 3.0) specifying an ethanol production facility as a permitted use for all of the parcels included in the Real Property; and (iii) a restrictions, encroachments, minerals-owners endorsement (ALTA Form 9.2) and (iv) such endorsements as the Lender shall reasonably require. All such title insurance policies shall be in form and substance reasonably satisfactory to the Lender and shall provide for affirmative insurance and such reinsurance as the Lender may reasonably request, all of the foregoing in form and substance reasonably satisfactory to the Lender;

(n) Maps or plats of the Real Property certified to the Lender and the title insurance company issuing the policy referred to in Subsection 3.01(m) (the “Title Insurance Company”) in a manner reasonably satisfactory to each of the Lender and the Title Insurance Company, dated a date reasonably satisfactory to each of the Lender and the Title Insurance Company by an independent professional licensed land surveyor, which maps or plats and the surveys on which they are based shall be sufficient to delete any standard printed survey exception contained in the applicable title policy and be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 1992, and, without limiting the generality of the foregoing, there shall be surveyed and shown on such maps, plats or surveys the following: (i) the locations on such sites of all the buildings, structures and other improvements and the established building setback lines; (ii) the lines of streets abutting the sites and width thereof; (iii) all access and other easements appurtenant to the sites necessary to use the sites; (iv) all roadways, paths, driveways, easements, encroachments and overhanging projections and similar encumbrances affecting the site, whether recorded, apparent from a physical inspection of the sites or otherwise known to the surveyor; (v) any encroachments on any adjoining property by the building structures and improvements on the sites; and (vi) if the site is described as being on a filed map, a legend relating the survey to said map;

(o) Evidence as to: (i) whether any portion of the Real Property is in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards (a “Flood Hazard Property”); and (ii) if any portion of the Real Property is a Flood Hazard Property: (A) whether the community in which such Real Property is located is participating in the National Flood Insurance Program; (B) the Borrower’s written acknowledgment of receipt of written notification from the Lender (1) as to the fact that such Real Property is a Flood Hazard Property and (2) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program; and (C) copies of insurance policies or certificates of insurance of the Borrower evidencing flood insurance satisfactory to the Lender and naming the Lender as sole loss payee on behalf of the Lender;

(p) Evidence reasonably satisfactory to the Lender that the Real Property and the contemplated use of the Real Property, are in compliance in all material respects with all applicable Laws including without limitation health and Environmental Laws, including, but not limited to all concentrated animal feedlot operations rules and regulations, erosion control ordinances, storm drainage control laws, doing business and/or licensing laws, zoning laws (the evidence submitted as to zoning should include the zoning designation made for the Real Property, the permitted uses of the Real Property under such zoning designation and zoning requirements as to parking, lot size, ingress, egress and building setbacks) and laws regarding access and facilities for disabled persons including, but not limited to, the Federal Architectural Barriers Act, the Fair Housing Amendments Act of 1988, the Rehabilitation Act of 1973 and the Americans with Disabilities Act of 1990;

(q) A certificate of an officer of the Borrower together with true and correct copies of the following: (i) the organizational documents of the Borrower, including all amendments thereto, certified by the Office of the Secretary of State of the state of its formation and dated within 30 days prior to the date hereof; (ii) the Operating Agreement of the Borrower, including all amendments thereto; (iii) the resolutions of the Board of Directors of the Borrower authorizing the execution, delivery and performance of this Agreement, the other Loan Documents, and all documentation executed and delivered in connection therewith to which the Borrower is a party; (iv) certificates of the appropriate government officials of the state of organization of the Borrower as to its existence, and certificates of the appropriate government officials in each state where each corporate Borrower does business and where failure to qualify as a foreign corporation would have a material adverse effect on the business and financial condition of the Borrower, as to its good standing and due qualification to do business in such state, each dated within 30 days prior to the date hereof; and (v) the names of the officers of the Borrower authorized to sign this Agreement and the other Loan Documents to be executed by each corporate Borrower, together with a sample of the true signature of each such officer;

(r) Legal opinion of Krieg DeVault LLP, legal counsel for the Borrower, reasonably acceptable to Lender in form and substance;

(s) An intercreditor and subordination agreement between the Lender and any holder of Subordinated Debt, including without limitation the tax increment financing debt evidenced by that certain Indenture of Trust by and between the US Bank, National Association, as Trustee, and Borrower, as to the priority of the Lender’s security interests in the Collateral, rights to payment following an Event of Default, and as to such other matters as reasonably requested by the Lender;

(t) Evidence that the costs and expenses (including, without limitation, attorney’s fees) referred to in Section 7.04, to the extent incurred and invoiced, shall have been paid in full;

(u) The results of the Lender’s inspection of the Collateral, and the Lender’s receipt of an appraisal of the Collateral acceptable to Lender in its sole discretion;

(v) Satisfactory review by the Lender of any pending litigation relating to the Borrower;

(w) An environmental site assessment that complies with the standards set forth in the ASTM E1527-05 Phase I Environmental Site Assessment Process and such additional information as Lender shall require in order to establish that Lender has made “all appropriate inquiries” as provided under Comprehensive Environmental Response, Compensation and Liability Act (CERCLA) and 40 C.F.R. Part 312;

(x) A schedule, certified by Borrower as accurate and complete, setting forth the necessary licenses, permits and consents required by applicable federal, state, and local governmental entities required for the lawful construction and operation of the Project;

(y) [Intentionally Omitted]

(z) [Intentionally Omitted]

(aa) A deposit account control agreement for all deposit accounts kept and maintained by the Borrower;

(bb) Evidence that the insurance required by Sections 5.01(j) and 5.01(r)(xii) has been obtained by the Borrower; and

(cc) Borrower shall have established and shall maintain all its primary deposit accounts excluding payroll accounts with Home Federal Savings Bank as long as Home Federal Savings Bank is a participant in the Loans with Lender.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

Section 4.01 Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

(a) Borrower. The Borrower is a limited liability company duly organized and validly existing under the laws of the State of Indiana and is qualified to do business in all jurisdictions in which the nature of its business makes such qualification necessary and where failure to so qualify would have a Material Adverse Effect on its respective financial condition or operations. The Borrower has the power and authority to own and operate its assets and to carry on its business and to execute, deliver, and perform its obligations under the Loan Documents to which it is or may become a party. There are no outstanding subscriptions, options, warrants, calls, or rights (including preemptive rights) to acquire, and no outstanding securities or instruments convertible into, membership interests (units) of the Borrower, except for those transactions set forth on Schedule 4.01(a);

(b) The Loan Documents. The execution, delivery and performance by the Borrower of the Loan Documents are within the Borrower’s powers, have been duly authorized by all necessary action, do not contravene: (i) the articles of organization or operating agreements of the Borrower; or (ii) any law or any contractual restriction binding on or affecting the Borrower, and do not result in or require the creation of any lien, security interest or other charge or encumbrance (other than pursuant to the terms thereof) upon or with respect to any of its respective properties;

(c) Governmental Approvals. No consent, permission, authorization, order or license of any Governmental Authority or of any party to any agreement to which the Borrower is a party or by which it or any of its respective property may be bound or affected, is necessary in connection with the construction of the Project, acquisition or other activity being financed by this Agreement, the execution, delivery, performance or enforcement of the Loan Documents or the creation and perfection of the liens and security interest granted thereby, except as such have been obtained and are in full force and effect or which are required in connection with the exercise of remedies hereunder;

(d) Enforceability. This Agreement is, and each other Loan Document to which the Borrower is a party when delivered will be, legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditor’s rights generally and by general principles of equity;

(e) Financial Condition and Operations. The balance sheet of the Borrower with respect to the period ended December 31, 2010, the related statement of cash flow of the Borrower for the fiscal period then ended, copies of which have been furnished to the Lender, fairly present in all material respects the financial condition of the Borrower as at such date, and the results of the operations of the Borrower for the period ended on such dates and since December 31, 2010, there has been no material adverse change in such condition or operations;

(f) Litigation. Except as described on Schedule 4.01(f), there is no pending or threatened action or proceeding affecting the Borrower or any of the transactions contemplated hereby before any court, governmental agency or arbitrator, which, if adversely determined, may result in a Material Adverse Effect. There are no outstanding judgments against the Borrower;

(g) Use of Proceeds of Advances, etc. (i) No proceeds of the Loans will be used to acquire any security in any transaction which is subject to Sections 13 and 14 of the Securities Exchange Act of 1934 (provided, however, that this provision shall not prohibit Borrower from investing in certain value added cooperatives for the purposes of carrying out their overall business operations); (ii) the Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System); and (iii) no proceeds of the Loans will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock;

(h) Liens. Except as created by the Loan Documents and as constitute Permitted Liens, there is no lien, security interest or other charge or encumbrance, and no other type of preferential arrangement, upon or with respect to any of the properties or income of the Borrower, which secures Debt of any Person;

(i) Taxes. The Borrower has filed or caused to be filed all federal, state and local tax returns that are required to be filed and has paid all other taxes, assessments, and governmental charges or levies upon it and its property, income, profits and assets which are due and payable, except where the payment of such tax, assessment, government charge or levy is being contested in good faith and by appropriate proceedings and adequate reserves in compliance with GAAP have been set aside on the Borrower’s books therefore;

(j) Solvency. As of and from and after the date of this Agreement, the Borrower: (i) owns and will own assets the fair saleable value of which are: (A) greater than the total amount of liabilities (including contingent liabilities); and (B) greater than the amount that will be required to pay the probable liabilities of its then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to it; (ii) has capital that is not unreasonably small in relation to its business as presently conducted or any contemplated or undertaken transaction; and (iii) does not intend to incur and does not believe that it will incur debts beyond its ability to pay such debts as they become due;

(k) Location of Inventory and Farm Products; Third Parties in Possession; Crops. The Borrower’s inventory and farm products pledged as collateral under the Security Agreement are located at the places (or, as applicable, jurisdictions) specified in Schedule 4.01(k) for the Borrower, except to the extent any such inventory and farm products are in transit. Schedule 4.01(k) correctly identifies, as of the date hereof, the landlords or mortgagees, if any, of each of its locations identified in Schedule 4.01(k) currently leased or owned by the Borrower. Except for the Persons identified on Schedule 4.01(k), no Person other than the Borrower and the Lender has possession of any of the Collateral. Except as described in above, none of its Collateral has been located in any location within the past four months other than as set forth on Schedule 4.01(k) for the Borrower;

(l) Office Locations; Fictitious Names; Predecessor Companies; Tax I.D. Number. The Borrower’s chief place of business, its chief executive office, and its jurisdiction of organization is located at the place identified for the Borrower on Schedule 4.01(l). Within the last four months it has not had any other chief place of business, chief executive office, or jurisdiction of organization. Schedule 4.01(l) also sets forth all other places where the Borrower keeps its books and records and all other locations where the Borrower has a place of business. The Borrower does not do business nor has the Borrower done business during the past five (5) years under any trade-name or fictitious business name except as disclosed on Schedule 4.01(l). Schedule 4.01(l) sets forth an accurate list of all names of all predecessor companies of the Borrower including the names of any entities it acquired (by stock purchase, asset purchase, merger or otherwise) and the chief place of business and chief executive office of each such predecessor company. For purposes of the foregoing, a “predecessor company” shall mean any Person whose assets or equity interests are acquired by the Borrower or who was merged with or into the Borrower within the last four months prior to the date hereof. The Borrower’s United States Federal Income Tax I.D. Number and state organizational identification number are identified on Schedule 4.01(l);

(m) Title to Properties. The Borrower has such title or leasehold interest in and to the Real Property owned or leased by it as is necessary or desirable to the conduct of its business and valid and legal title or leasehold interest in and to all of its Personal Property, including those reflected on the financial statements of the Borrower previously delivered to Lender, except those which have been disposed of by the Borrower subsequent to the date of such delivered financial statements which dispositions have been in the ordinary course of business or as otherwise expressly permitted hereunder;

(n) Disclosure. All factual information furnished by or on behalf of the Borrower or its subsidiaries in writing to the Lender (including, without limitation, all factual information contained in the Loan Documents) for purposes of or in connection with this Agreement, the other Loan Documents or any transaction contemplated herein or therein is, and all other such factual information hereafter furnished by or on behalf of the Borrower to the Lender, will be true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information not misleading in any material respect at such time in light of the circumstances under which such information was provided;

(o) Operation of Business. The Borrower possesses all licenses, permits, franchises, patents, copyrights, trademarks, and tradenames, or rights thereto, necessary to conduct its business substantially as now conducted and will obtain all such licenses, permits, franchises, patents, copyrights, trademarks, and tradenames, or rights thereto necessary to conduct its business as presently proposed to be conducted except those that the failure to so possess could not reasonably be expected to have a Material Adverse Effect on its financial condition or operations, and the Borrower is not in violation of any valid rights of others with respect to any of the foregoing except violations that could not reasonably be expected to have such a Material Adverse Effect;

(p) Intellectual Property. The Borrower owns, or otherwise has or will have the legal right to use, all patents, trademarks, tradenames, copyrights, technology, know-how and processes necessary for it to conduct its business as currently conducted and will own or obtain the legal right to use all patents, trademarks, tradenames, copyrights, technology, know-how and processes necessary for it to conduct its business as currently conducted (collectively the “Intellectual Property”), except for those the failure to own or have such legal right to use could not reasonably be expected to have a Material Adverse Effect. Set forth in Schedule 4.01(p) is a list of all Intellectual Property registered with the United States Copyright Office or the United States Patent and Trademark Office and owned by the Borrower or that the Borrower has the right to use. Except as provided in Schedule 4.01(p), no claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Borrower know of any such claim, and, to the knowledge of the Borrower, the use of such Intellectual Property by the Borrower does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect;

(q) Employee Benefit Plans. The Borrower is in compliance in all material respects with the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, and the regulations and published interpretations thereunder, the failure to comply with which could have a Material Adverse Effect on the Borrower;

(r) Investment Company Act. The Borrower is not required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended;

(s) Compliance with Laws. The Borrower is in compliance in all material respects with all laws, rules, regulations, ordinances, codes, orders, and the like, the failure to comply with which could have a Material Adverse Effect on the Borrower;

(t) Environmental Compliance. Borrower, except as set forth in Schedule 4.01(t), is in material compliance with all applicable Environmental Laws; and

(u) Material Change. The Borrower has performed all of its material obligations, other than those obligations for which performance is not yet due, under all Material Contracts and, to the best knowledge of the Borrower, each other party thereto is in compliance with each such Material Contract. Each such Material Contract is in full force and effect in accordance with the terms thereof. The Borrower has made available a true and complete copy of each such Material Contract for inspection by Lender.

ARTICLE V.

COVENANTS OF THE BORROWER

Section 5.01. Affirmative Covenants. So long as any Loan Obligations (other than contingent claims for which no claim has been asserted) remain unpaid or the Lender shall have any commitment hereunder, the Borrower shall, unless the Lender shall otherwise consent in advance in writing:

(a) Compliance with Laws, etc. Comply in all material respects with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, (i) all applicable zoning and land use laws; (ii) all employee benefit and Environmental Laws, and (iii) paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent contested in good faith;

(b) Visitation Rights; Field Examination. At any reasonable time and from time to time, permit the Lender or representatives, to (i) examine and make copies of and abstracts from the records and books of account of the Borrower (at Lender’s expense), and (ii) enter onto the property of the Borrower to conduct unannounced field examinations and collateral inspections, provided if no Event of Default has occurred and is then continuing Lender shall limit its field examinations to one (1) per each twelve month period, and (iii) discuss the affairs, finances, and accounts of the Borrower with any of Borrower’s officers or directors. Borrower consents to and authorizes Lender to enter onto the property of Borrower for purposes of conducting the examinations, inspections and discussions provided above. Upon and during the occurrence of an Event of Default or in the event that there are deemed by the Lender to be any material inconsistencies and/or material noncompliance with respect to any financial or other reporting on the part of the Borrower, any and all visits and inspections deemed necessary or desirable on account of such Event of Default, inconsistency and/or noncompliance shall be at the expense of the Borrower. In addition to the foregoing, at any reasonable time and from time to time, the Borrower also shall permit the Lender or representatives thereof, at the expense of the Lender, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower, and to discuss the affairs, finances and accounts of the Borrower with any of its respective officers or directors;

(c) Reporting Requirements. Furnish to the Lender:

(i) As soon as available, but in no event later than one hundred twenty (120) days after the end of each fiscal year of the Borrower, occurring during the term hereof, audited annual financial statements of GPRE as of the end of such fiscal year (including the income statement, balance sheet, shareholders’ equity, and statement of cash flows along with accompanying footnotes) each prepared on a consolidated and consolidating basis, audited by independent certified public accountants of nationally recognized standing reasonably acceptable to the Agent, prepared in accordance with GAAP consistently applied and certified by an authorized officer of the Borrower; and, reporting of eliminating entries shall be provided in aggregate as well as those attributable to the Borrower, which may be provided in separate documentation delivered with the financial statements required under this subsection, together with a Compliance Certificate which: (A) states that no Event of Default, and no event or condition that but for the passage of time, the giving of notice or both would constitute an Event of Default, has occurred or is in existence; and (B) shows in detail satisfactory to the Agent the calculation of, and Borrower’s compliance with, each of the covenants contained in this Agreement;

(ii) As soon as available and in any event within 30 days after the end of each month, balance sheets of the Borrower as of the end of such month and statement of income of the Borrower for the period commencing at the end of the previous fiscal year and ending with the end of such month, prepared in accordance with GAAP and certified by an authorized officer of the Borrower;

(iii) As soon as available but in no event later than 30 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower occurring during the term hereof, unaudited quarterly consolidated financial statements of the Borrower, in each case prepared in accordance with GAAP consistently applied (except for the omission of footnotes and for the effect of normal year-end audit adjustments) and in a format that demonstrates any accounting or formatting change that may be required by various jurisdictions in which the business of the Borrower is conducted (to the extent not inconsistent with GAAP). Each of such financial statements shall (i) be prepared in reasonable detail and in comparative form, including a comparison of actual performance to the budget for such quarter and year-to-date, delivered to Lender under Subsection 5.01(c)(vi) below, and (ii) include a balance sheet, a statement of income for such quarter and for the period year-to-date, and such other quarterly statements as Lender may specifically request which quarterly statements shall include any and all supplements thereto. Such quarterly statements shall be certified by an authorized officer of the Borrower, and be accompanied by a Compliance Certificate which: (A) states that no Event of Default, and no event or condition that but for the passage of time, the giving of notice or both would constitute an Event of Default, has occurred or is in existence; and (B) shows in detail satisfactory to the Lender the calculation of, and the Borrower’ compliance with, each of the covenants contained in Sections 5.01(d), 5.01(e), 5.01(f), and 5.01(g);

(iv) promptly upon the Lender’s request therefor, copies of all reports and notices which the Borrower or any of its subsidiaries files under ERISA with the Internal Revenue Service or the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or which the Borrower receives from such Corporation;

(v) notwithstanding the foregoing Section 5.01(c)(iv), provide to Lender within 30 days after it becomes aware of the occurrence of any Reportable Event (as defined in Section 4043 of ERISA) applicable to the Borrower, a statement describing such Reportable Event and the actions it proposes to take in response to such Reportable Event;

(vi) By the end of December of each fiscal year of the Borrower, an annual (with quarterly breakout) operating and capital assets budget of the Borrower for the immediately succeeding fiscal year containing, among other things, pro forma financial statements and forecasts of all planned lines of business;

(vii) as soon as available but in any event not more than 30 days after the end of each month, production reports for the immediately preceding calendar month setting forth corn inputs, ethanol output, DDGS and, to the extent applicable, CO2 output, and natural gas usage, together with such additional production information as requested by Lender;

(viii) Promptly, upon the occurrence of an Event of Default or an event or condition that but for the passage of time or the giving of notice or both would constitute an Event of Default, notice of such Event of Default or event;

(ix) Promptly after the receipt thereof, a copy of any management letters or written reports submitted to the Borrower by its independent certified public accountants with respect to the business, financial condition or operation of the Borrower;

(x) Promptly after the receipt thereof, a copy of any notice of default under any Long-Term Marketing Agreement;

(xi) furnish to the Lender, promptly but in no event later than 10 Business Days after transmittal or filing thereof by the Borrower or any of Borrower’s Affiliates, copies of all proxy statements, notices and reports as it shall send to its members and copies of all registration statements (without exhibits) and all reports which it files with the Securities and Exchange Commission (or any governmental body or agency succeeding to the functions of the Securities and Exchange Commission), and promptly after the receipt thereof by the Borrower or any of Borrower’s Affiliates, copies of all management letters or similar documents submitted to the Borrower or any of Borrower’s Affiliates by independent certified public accountants in connection with each annual and any interim audit of the accounts of the Borrower or any of Borrower’s Affiliates;

(xii) Such other information respecting the condition or operations, financial or otherwise, of the Borrower or any of Borrower’s subsidiaries or any Operating Affiliate as the Lender may from time to time reasonably request;

(xiii) promptly after the commencement thereof, notice of the commencement of all actions, suits, or proceedings before any court, arbitrator, or government department, commission, board, bureau, agency, or instrumentality affecting the Borrower or any of its subsidiaries which, if determined adversely, could have a Material Adverse Effect on the Borrower;

(xiv) without limiting the provisions of Section 5.01(c)(xiii) above, promptly after receipt thereof, notice of the receipt of all pleadings, orders, complaints, indictments, or any other communication alleging a condition that may require the Borrower to undertake or to contribute to a cleanup or other response under all laws relating to environmental protection, or which seek penalties, damages, injunctive relief, or criminal sanctions related to alleged violations of such laws, or which claim personal injury or property damage to any person as a result of environmental factors or conditions;

(xx) promptly after filing, receipt or becoming aware thereof, copies of any filings or communications sent to and notices or other communications received by the Borrower from any Governmental Authority, including, without limitation, the Securities and Exchange Commission, the FCC, the PUC, or any

other state utility commission relating to any material noncompliance by the Borrower or any of its subsidiaries with any laws or with respect to any matter or proceeding the effect of which, if adversely determined, could have a Material Adverse Effect on the Borrower;

(xxi) promptly but in no event later than 5 Business Days after becoming aware thereof, notice of any matter which has had or could have a Material Adverse Effect on the Borrower or any of its subsidiaries or any of its Operating Affiliates;

(xxii) copies of all plans and applications submitted to the Indiana Department of Environmental Management and the U.S. Army Corps of Engineers required by Section 5.01(t) of this Agreement;

(xxiii) A written report on the status of the plans and applications required by Section 5.01(t) within ten (10) days after the end of each month until all such plans are approved and all such permits are obtained;

(xxiv) As soon as available but in no event later than 45 days after the end of each fiscal quarter of each fiscal year of GPRE occurring during the term hereof, unaudited quarterly consolidated financial statements of GPRE, prepared in accordance with GAAP consistently applied (except for the omission of footnotes and for the effect of normal year-end audit adjustments) and in a format that demonstrates any accounting or formatting change that may be required by various jurisdictions in which the business of GPRE is conducted (to the extent not inconsistent with GAAP). Each of such financial statements shall (i) be prepared in reasonable detail and in comparative form, and (ii) include a balance sheet, a statement of income for such quarter and for the period year-to-date, and such other quarterly statements as Lender may specifically request which quarterly statements shall include any and all supplements thereto. Such quarterly statements shall be certified by an authorized officer of GPRE.

(d) Working Capital. Achieve and maintain Working Capital of $12,000,000, which shall be tested monthly based on monthly financial statements of the Borrower delivered in accordance with Section 5.01 and a Compliance Certificate of the Borrower delivered to the Lender within 5 Business Days of the end of each month;

(e) Tangible Net Worth. Achieve and maintain Tangible Net Worth of $82,500,000.00, which shall be tested monthly based on monthly financial statements of the Borrower delivered in accordance with Section 5.01 and a Compliance Certificate of the Borrower delivered to the Lender within 5 Business Days of the end of each month;

(f) Tangible Owner’s Equity. Achieve and maintain Tangible Owner’s Equity of at least 50% measured annually at the end of each fiscal year;

(g) Fixed Charge Coverage Ratio. Maintain a Fixed Charge Coverage Ratio of not less than 1.25 to 1.00, measured annually;

(h) Liens. There shall be no lien, security interest or other charge or encumbrance, and no other type of preferential arrangement, upon or with respect to any of the properties or income of the Borrower, which secures Debt of any Person, except for the security interests of the Security Agreement or except for the Permitted Liens as described in Schedule 5.02(a);

(i) Landlord and Mortgagee Waivers. Obtain and furnish to the Lender as soon as available, waivers, acknowledgments and consents, duly executed by each: (i) real property owner, landlord and mortgagee having an interest in any of the premises owned or leased by the Borrower or in which any Collateral of the Borrower is located or to be located (and if no Collateral of Borrower is located at a parcel of property not owned or leased by a Borrower, no such waivers, acknowledgments or consents will be required); and (ii) each third party holding any Collateral, all in form and substance acceptable to the Lender, except as otherwise agreed to by the Lender;

(j) Insurance. Maintain insurance with financially sound and reputable insurance companies in such amounts and covering such risks as are usually carried by entities engaged in similar businesses and owning similar properties in the same general areas in which the Borrower operates, and make such increases in the type of amount or coverage as Lender may reasonably request, provided that in any event the Borrower will maintain workers’ compensation insurance, property insurance and comprehensive general liability insurance reasonably satisfactory to the Lender. The Borrower shall maintain, at a minimum, directors and officers liability insurance, commercial liability insurance, business interruption insurance, builder’s risk insurance, and general commercial property insurance. All such policies insuring any collateral for the Borrower’s obligations to Lender shall have lender or mortgagee loss payable clauses or endorsements in form and substance acceptable to Lender. Each insurance policy covering Collateral shall be in compliance with the requirements of the Security Agreement and the Mortgage;

(k) Property and Insurance Maintenance. Maintain and preserve all of its property and each and every part and parcel thereof that is necessary to or useful in the proper conduct of its business in good repair, working order, and condition, ordinary wear and tear excepted, and in substantial compliance with all applicable laws, and make all alterations, replacements, and improvements thereto as may from time to time be necessary in order to ensure that its properties remain in good working order and condition and compliance. The Borrower agrees that upon the occurrence and continuing existence of an Event of Default, at Lender’s request, which request may not be made more than once a year, the Borrower will furnish to Lender a report on the condition of the Borrower’s property prepared by a professional engineer satisfactory to Lender;

(l) Keeping Books and Records. Maintain proper books of record and account in which full, true, and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities;

(m) Food Security Act Compliance. If the Borrower acquires any Collateral which may have constituted farm products in the possession of the seller or supplier thereof, such Borrower shall, at its own expense, use its commercially reasonable efforts to take such steps to insure that all Liens (except the liens granted pursuant hereto) in such acquired Collateral are terminated or released, including, without limitation, in the case of such farm products produced in a state which has established a Central Filing System (as defined in the Food Security Act), registering with the Secretary of State of such state (or such other party or office designated by such state) and otherwise take such reasonable actions necessary, as prescribed by the Food Security Act, to purchase farm products free of liens (except the liens granted pursuant hereto); provided, however, that such Borrower may contest and need not obtain the release or termination of any lien asserted by any creditor of any seller of such farm products, so long as it shall be contesting the same by proper proceedings and maintain appropriate accruals and reserves therefor in accordance with the GAAP. Upon the Lender’s request made, the Borrower agrees to forward to the Lender promptly after receipt copies of all notices of liens and master lists of Effective Financing Statements delivered to the Borrower pursuant to the Food Security Act, which notices and/or lists pertain to any of the Collateral. Upon the Lender’s request, the Borrower agrees to provide the Lender with the names of Persons who supply the Borrower with such farm products and such other information as the Lender may reasonably request with respect to such Persons;

(n) Warehouse Receipts. If any warehouse receipt or receipts in the nature of a warehouse receipt is issued in respect of any portion of the Collateral, then the Borrower: (i) will not permit such warehouse receipt or receipts in the nature thereof to be “negotiable” as such term is used in Article 7 of the Uniform Commercial Code; and (ii) will deliver all such receipts to the Lender (or a Person designated by the Lender) within five (5) days of the Lender’s request and from time to time thereafter. If no Event of Default exists, the Lender agrees to deliver to such Borrower any receipt so held by the Lender upon such Borrower’s request in connection with such sale or other disposition of the underlying inventory, if such disposition is in ordinary course of such Borrower’s business;

(o) Management of Borrower. Management of the Borrower shall be maintained as set forth on Schedule 5.01(o) hereto, unless prior written notice is provided to the Lender of any change;

(p) Compliance with Other Agreements. Borrower will perform in all material respects all obligations and abide in all material respects by all covenants and agreements contained in the following agreements: (i) any and all Long Term Marketing Agreements; and (ii) any other Material Contracts;

(q) Additional Assurances. Make, execute and deliver to Lender such promissory notes, mortgages, deeds of trust, financing statements, control agreements, instruments, documents and other agreements as Lender or its counsel may reasonably request to evidence and secure the Loans and to perfect all Security Interests;

(r) Release of Restrictive Covenants. Borrower shall use its commercially reasonable efforts to obtain release of the Restrictive Covenants Southwest Bluffton Industrial Park dated June 15, 2004 and recorded with the Wells County Recorder on June 17, 2004, as Document Number 139039;

(s) [Intentionally Omitted.]

(t) Mitigation Plan. Borrower shall have submitted a mitigation plan for the encroachments of the wetlands and streams located on the Property and an application for a permit pursuant to Section 401 Application for Authorization to Discharge Dredged or Fill Material to Isolated Wetlands and / or Waters of the State from the Indiana Department of Environmental Management and a permit from the U.S. Army Corps of Engineers pursuant to Section 404 of the Clean Water Act, and such other permits as may be required by the Indiana Department of Environmental Management and any other governmental agencies having jurisdiction.

Section 5.02. Negative Covenants. So long as any of the Loan Obligations remain unpaid (other than contingent obligations for which no claim has been asserted) or the Lender shall have any commitment hereunder, the Borrower will not, without the prior written consent of the Lender:

(a) Liens, etc. Create or suffer to exist, or permit any of its subsidiaries to create or suffer to exist, any lien, security interest or other charge or encumbrance, or any other type of preferential arrangement, upon or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its subsidiaries to assign, any right to receive income, in each case to secure any Debt (as defined below) of any Person, other than (collectively referred to as “Permitted Liens”):

(i) Those described on Schedule 5.02(a) hereto and renewals and extensions on the same or substantially the same terms and conditions and at no increase in the debt or obligation; or

(ii) liens or security interests which are subject to an intercreditor and subordination agreement in form and substance reasonably acceptable to Lender in Lender’s sole but reasonable discretion; or

(iii) the liens or security interests of the Security Agreement and Mortgage; or

(iv) liens (other than liens relating to environmental liabilities or ERISA) for taxes, assessments, or other governmental charges that are not more than 30 days overdue or, if the execution thereof is stayed, which are being contested in good faith by appropriate proceedings diligently pursued and for which adequate reserves have been established; or

(v) liens of warehousemen, carriers, landlords, mechanics, materialmen, or other similar statutory or common law liens securing obligations that are not yet due and are incurred in the ordinary course of business or, if the execution thereof is stayed, which are being contested in good faith by appropriate proceedings diligently pursued and for which adequate reserves have been established in accordance with GAAP; or

(vi) liens resulting from good faith deposits to secure payments of workmen’s compensation unemployment insurance, or other social security programs or to secure the performance of tenders, leases, statutory obligations, surety, customs and appeal bonds, bids or contracts (other than for payment of Debt); or

(vii) any attachment or judgment lien not constituting an Event of Default; or

(viii) liens arising from filing UCC financing statements regarding leases not prohibited by this Agreement; or

(ix) customary offset rights of brokers and deposit banks arising under the terms of securities account agreements and deposit agreements; or

(x) any real estate easements and easements, covenants and encumbrances that customarily do not affect the marketable title to real estate or materially impair its use; or

(b) Distributions, etc. Declare or pay any dividends, purchase or otherwise acquire for value any of its membership interests (units) now or hereafter outstanding, or make any distribution of assets to its stockholders, members or general partners as such, or permit any of its subsidiaries to purchase or otherwise acquire for value any stock, membership interest or partnership interest of the Borrower, provided, however, the Borrower may: (i) declare and pay dividends and distributions payable in membership interests (units); (ii) purchase or otherwise acquire shares of the membership interests (units) of the Borrower with the proceeds received from the issuance of new membership interests (units); (iii) pay an amount not to exceed, in the aggregate, 35% of the Borrower’s immediately preceding fiscal year’s Net Income for the payment of taxes only (“Allowed Distributions”); (iv) pay dividends or distributions which are immediately reinvested in the Borrower (“Reinvestment Distributions”); (v) complete the transactions reflected on Schedule 4.01(a) and (vi) after payment of the Excess Cash Flow Payment required by Section 2.17, if any, and after all loan covenants are met on a post-dividend basis, pay additional distributions in an amount up to 15% of the Borrower’s immediately preceding fiscal year’s Net Income (“Excess Distributions”), provided, however, that immediately prior to the proposed payment of any dividends or distributions permitted by this Section 5.02(b), or after giving effect thereto, no Default or Event of Default shall exist, and provided, however, that aggregate distributions will not exceed 50% of the Borrower’s immediately preceding fiscal year’s Net Income; or

(c) Capital Expenditures. Make any investment in fixed assets in excess of the aggregate amount of two million and no/100 Dollars ($2,000,000.00) during any fiscal year during the term of this Agreement; or

(d) Consolidation, Merger, Dissolution, Etc. Directly or indirectly, merge or consolidate with any other Person or permit any other Person to merge into or with or consolidate with the Borrower or any of its subsidiaries if Borrower is not the surviving entity to such merger; or

(e) Indebtedness, etc. Create, incur, assume or suffer to exist any Debt or other Indebtedness, liabilities or obligations, whether matured or unmatured, liqudated or unliquidated, direct or contingent, joint or several, in aggregate principal amount not to exceed $500,000, without the prior written consent of the Lender, except: (i) the liabilities of the Borrowers to the Banks hereunder; (ii) trade accounts payable and accrued liabilities (other than Debt) arising in the ordinary course of the Borrower’s business, (iii)subordinated debt; (iv) payments owed under material contracts; (v) contracts or agreements other than material contracts arising in the ordinary course of the Borrower’s business.; or

(f) Organization; Name; Chief Executive Office. Change its state of organization, name or the location of its chief executive office without the prior written consent of the Lender, except that the principal office shall be moved to the plant site when construction of the administration office is substantially complete; or

(g) Loans, Guaranties, etc. Make any loans or advances to (whether in cash, in-kind, or otherwise) any Person, or directly or indirectly guaranty or otherwise assure a creditor against loss in respect of any indebtedness, obligations or liabilities (contingent or otherwise) of any Person; or

(h) Subsidiaries; Affiliates. Form or otherwise acquire any subsidiary or affiliated business, or acquire the assets of or acquire any equity or ownership interest in any Person, unless such subsidiary, affiliate or Person executes and delivers to the Lender: (i) a guaranty of all of the Loan Obligations, in form and substance acceptable to the Lender in its sole but reasonable discretion; (ii) security agreements in form substantially similar to the Security Agreement; and (iii) such other documents and amendments to this Agreement and the other Loan Documents as the Lender shall reasonably require; or

(i) Transfer of Assets. Sell, lease, assign, transfer, or otherwise voluntarily dispose of any of its assets, or permit any of Borrower’s subsidiaries or any Operating Affiliate to sell, lease, assign, transfer, or otherwise voluntarily dispose of all or substantially all of its assets except: (i) dispositions of inventory in the ordinary course of business; and (ii) dispositions of: (A) obsolete or worn out equipment; (B) equipment or real property not necessary for the operation of its business; or (C) equipment or real property which is replaced with property of equivalent or greater value as the property which is disposed;

(j) Lines of Business. Engage in any line or lines of business activity other than the production of ethanol and related by products;

(k) Transactions with Affiliates. Directly or indirectly enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate or with any director, officer or employee of the Borrower or any Affiliate, except (i) transactions listed on Schedule 5.02(k), (ii) transactions in the ordinary course of and pursuant to the reasonable requirements of the business of the Borrower or any of its subsidiaries and upon fair and reasonable terms which are fully disclosed to Lender and are no less favorable to the Borrower or such subsidiary than would be obtained in a comparable arm’s length transaction with a person or entity that is not an Affiliate, and (iii) payment of compensation to directors, officers and employees in the ordinary course of business for services actually rendered in their capacities as directors, officers and employees, provided such compensation is reasonable and comparable with compensation paid by companies of like nature and similarly situated. Notwithstanding the foregoing, upon the election of Lender, no payments may be made with respect to any items set forth in clauses (i) and (ii) of the preceding sentence upon the occurrence and during the continuation of an Event of Default; or

(l) Management Fees and Compensation. Directly or indirectly pay any management, consulting or other similar fees to any person, except legal or consulting fees paid to persons or entities that are not Affiliates of the Borrower or its subsidiaries for services actually rendered and in amounts typically paid by entities engaged in the Borrower’s or such subsidiary’s business;

(m) Material Control or Management. Permit a Change in Control to occur;

(o) Amendments to Organizational Documents. Amend, or permit GPRE to amend its operating agreement, management agreement or any other organizational documents in any respect without the prior written consent of the Lender; or

(p) Flood Insurance. Borrower shall not build, construct, place or otherwise located any Building at any location on the Property for which flood insurance is required under 12 C.F.R. Part 339 or other applicable U.S. or state law or regulation without the prior written consent of the Lender and without first obtaining flood insurance on such Building acceptable to Lender and providing evidence thereof to the Lender in a form acceptable to Lender. For purposes of this Section, “Building” has the meaning provided in 12 C.F.R. 339.2(c).

ARTICLE VI.

EVENTS OF DEFAULT AND REMEDIES

Section 6.01. Events of Default. Each of the following events shall be an “Event of Default”:

(a) The Borrower shall fail to pay any installments of principal or interest, fees, expenses, charges or other amounts payable hereunder or under the other Loan Documents or to make any deposit of funds required under this Agreement within ten (10) days of when due; or

(b) Any representation or warranty made by the Borrower, or any of its officers, members or managers or directors under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made; or

(c) The Borrower shall fail to perform or observe any term, covenant or agreement contained in Sections 5.01 (d), (e), (f) or (g) or take any action as prohibited by Section 5.02, provided however, and notwithstanding anything to the contrary contained in this Section 6, that in the event that Borrower fails to comply with the financial covenants set forth in Sections 5.01 (d), (e), (f) or (g) hereof, Borrower shall have the right (the “Cure Right”) at any time until the date that is five (5) days after the date the Compliance Certificate is required to be delivered pursuant to Section 5.01 (c) hereof to issue equity interests for cash or otherwise receive Equity Contributions (the “Cure Amount”), and thereupon Borrower’s compliance with Sections 5.01(d), (e) (f) or (g) hereof shall be recalculated giving effect to the Cure Amount as if it actually occurred during the fiscal period covered by Compliance Certificate. If, after giving effect to the foregoing recalculations the requirements of Sections 5.01 (d), (e), (f) or (g) hereof shall be satisfied, then such requirements shall be deemed satisfied as of the end of the relevant fiscal period of Borrower with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of Sections 5.01 (d), (e), (f) or (g) hereof shall be deemed cured for the purposes of this Agreement; or

(d) The Borrower shall fail to deliver the financial statements or Compliance Certificate under Section 5.01(c) within ten (10) days of the date due; or

(e) The Borrower shall fail to perform or observe any term, covenant or agreement contained in any Loan Document (other than those listed in clauses (a) through (d) of this Section 6.01) on its part to be performed or observed (other than the covenants to pay the Loan Obligations) and any such failure shall remain unremedied for thirty (30) days after written notice thereof shall have been given to the Borrower by the Lender, provided, however, that no Event of Default shall be deemed to exist if, within said thirty (30) day period, Borrower have commenced appropriate action to remedy such failure and shall diligently and continuously pursue such action until such cure is completed, unless such cure is or cannot be completed within sixty (60) days after written notice shall have been given; or

(f) The Borrower shall fail to pay any indebtedness in an amount in excess of $100,000.00 (either in any individual case or in the aggregate) excluding indebtedness evidenced by the Notes and excluding Ordinary Trade Payable Disputes, or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such indebtedness; or any other default under any agreement or instrument relating to any such indebtedness, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to cause a Material Adverse Effect or accelerate, or to permit the acceleration of, the maturity of such indebtedness (excluding Ordinary Trade Payable Disputes); or any such indebtedness in excess of $150,000.00 shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof (excluding Ordinary Trade Payable Disputes); or

(g) The Borrower shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property, and, in the case of any such proceeding instituted against it (but not instituted by it) either such proceeding shall remain undismissed or unstayed for a period of 30 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against it or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property) shall occur; or the Borrower shall take any corporate action to authorize any of the actions set forth above in this subsection; or

(h) Any one or more judgment(s) or order(s) for the payment of money in excess of $150,000.00 in the aggregate shall be rendered against the Borrower and either: (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order; or (ii) there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(i) Without cause by Lender, any provision of any Loan Document shall for any reason cease to be valid and binding on the Borrower or the Borrower shall so state in writing; or

(j) The Mortgage or the Security Agreement shall for any reason, except to the extent permitted by the terms thereof, cease to create a valid lien, encumbrance or security interest in any of the property purported to be covered thereby; or

(k) The termination of any Long Term Marketing Agreement prior to its stated expiration date, unless such Long Term Marketing Agreement is replaced by another Long Term Marketing Agreement acceptable to the Lender, within thirty (30) days of the termination of such Long Term Marketing Agreement; or

(l) The Borrower, any of Borrower’s subsidiaries, or any Operating Affiliate dissolves, suspends, or discontinues doing business; or

(m) Any event, change or condition not referred to elsewhere in this Section 6.01 should occur which results in a Material Adverse Effect; or

(n) a Change in Control, without the prior written consent of the Lender shall occur; or

(o) The loss, suspension or revocation of, or failure to renew, any franchise, license, certificate, permit, authorization, approval or the like now held or hereafter acquired by the Borrower or any of its subsidiaries, if such loss, suspension, revocation or failure to renew could reasonably be expected to have a Material Adverse Effect on the Borrower and the Project; or (ii) any regulatory or Governmental Authority replaces the management of the Borrower or any of its subsidiaries or assumes control over the Borrower or such subsidiary; or

(p) The Borrower should breach or be in default under a Material Contract in any material respect, including any material breach or default, or any termination shall have occurred, or any other event which would permit any party other than the Borrower to cause a termination, or any Material Contract shall have ceased for any reason to be in full force and effect prior to its stated or optional expiration date;

(q) The Borrower terminates, changes, amends or restates, without the Lender’s prior consent any Material Contract;

(r) The Borrower fails to (a) maintain the stream mitigation site as required by the U.S. Army Corps of Engineers and the Indiana Department of Environmental Management, (b) provide and maintain such financial assurances as may be required by the U.S. Army Corps of Engineers and the Indiana Department of Environmental Management in conjunction with the issuance of permits pursuant to Borrower’s Section 401 / 404 Permit Application, as amended, modified and resubmitted from time to time, or (c) comply with all of the requirements of the permits issued by the U.S. Army Corps of Engineers and Indiana Department of Environmental Management;

(s) Any enforcement action is commenced by the Indiana Department of Environmental Management or the U.S. Army Corps of Engineers as a result of any encroachments of the wetlands and streams located on the Property; or

(t) There shall have been entered or docketed any order or ruling by either the Indiana Department of Environmental Management or the U.S. Army Corps of Engineers in connection with the plans and applications required by Section 5.01(t) of this Agreement which, in the reasonable opinion of the Lender, may adversely impact the construction or operation of the Project and on or before five (5) Business Days following the entry of such order or ruling, the Borrower shall have failed to deliver to the Lender an irrevocable standby letter of credit in the amount of $1,000,000.00 issued by a financial institution reasonably acceptable to the Lender with an expiration date of not less than twelve months after the date of issuance and automatically renewable for additional periods of at least twelve months which may be drawn upon by the Lender in the event Borrower shall fail to make any payments required by this Agreement or any of the Loan Documents. Such irrevocable standby letter of credit shall be surrendered by Lender on or before five (5) Business Days following Lender’s receipt of a copy of final order releasing, dismissing or reversal of such adverse ruling or order.

Section 6.02. Remedies. Upon the occurrence of an Event of Default and at any time while such Event of Default is continuing, the Lender to the extent permitted by applicable law:

(a) may accelerate the due date of the unpaid principal balance of the Notes, all accrued but unpaid interest thereon and all other amounts payable under this Agreement making such amounts immediately due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith immediately due and payable, without presentment, notice of intent to accelerate or notice of acceleration, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any of the Borrower under the Federal Bankruptcy Code, the Notes, all such interest and all such amounts shall automatically become due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower;

(b) [Intentionally Omitted];

(c) may, by notice to the Borrower, obtain the appointment of a receiver to take possession of all Collateral of the Borrower, including, but not limited to all personal property, including all fixtures and equipment leased, occupied or used by any of the Borrower. To the extent permitted by applicable law, Borrower hereby irrevocably consents to the appointment of such receiver and agrees to cooperate and assist any such receiver as reasonably requested to facilitate the transfer of possession of the Collateral to such receiver and to provide such receiver access to all books, records, information and documents as requested by such receiver;

(d) may, by notice to the Borrower, require the Borrower to pledge to the Lender as security for the Loan Obligations an amount in immediately available funds equal to the then outstanding Letter of Credit Liabilities, such funds to be held in an interest bearing cash collateral account at the Lender without any right of withdrawal by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower or any of its subsidiaries under the Federal Bankruptcy Code, the Borrower shall, without notice, pledge to the Lender as security for the Loan Obligations an amount in immediately available funds equal to the then outstanding Letter of Credit Liabilities, such funds to be held in such an interest bearing cash collateral account at the Lender; and

(e) may exercise all other rights and remedies afforded to the Lender under the Loan Documents or by applicable law or equity.

Section 6.03. Remedies Cumulative. Each and every power or remedy herein specifically given shall be in addition to every other power or remedy, existing or implied, given now or hereafter existing at law or in equity, and each and every power and remedy herein specifically given or otherwise so existing may be exercised from time to time and as often and in such order as may be deemed expedient by Lender, and the exercise or the beginning of the exercise of one power or remedy shall not be deemed a waiver of the right to exercise at the same time or thereafter any other power or remedy. No delay or omission of Lender in the exercise of any right or power accruing hereunder shall impair any such right or power or be construed to be a waiver of any default or acquiescence therein.

ARTICLE VII.

MISCELLANEOUS

Section 7.01. Amendments, etc. No amendment or waiver of any provision of any Loan Document to which the Borrower is a party, nor any consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be agreed or consented to by the Lender and the Borrower, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 7.02. Notices, etc. All notices and other communications provided for under any Loan Document shall be in writing and mailed, faxed, or delivered at the addresses set forth below, or at such other address as such party may specify by written notice to the other parties hereto:

If to the Borrower:	Green Plains Bluffton LLC 450 Regency Parkway, Suite 400 Omaha, NE 68114 Telephone: (402) 315-1603 Fax: (402) 315-1603 Attention: CFO

With a copy (which shall not constitute notice) to:	Green Plains Renewable Energy, Inc. 450 Regency Parkway, Suite 400 Omaha, NE 68114 Telephone: (402) 315-1629 Fax: (402) 315-1629 Attention: Michelle Mapes, Corp. Sec.

If to the Lender :	AgStar Financial Services, PCA 3555 9th Street NW Suite 400 Rochester MN 55903 Telephone: (507) 386-4242 Facsimile: (507) 344-5088 Attention: Mark Schmidt

With copies (which shall not constitute notice) to:	Gray Plant Mooty 1010 West St. Germain, Suite 600 St. Cloud, MN 56301 Facsimile: (320) 252-4482 Attention: Phillip L. Kunkel

All such notices and communications shall have been duly given and shall be effective: (a) when delivered; (b) when transmitted via facsimile to the number set forth above; (c) the Business Day following the day on which the same has been delivered prepaid (or pursuant to an invoice arrangement) to a reputable national overnight air courier service; or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Any confirmation sent by the Lender to the Borrower of any borrowing under this Agreement shall, in the absence of manifest error, be conclusive and binding for all purposes.

Section 7.03. No Waiver; Remedies. No failure on the part of the Lender to exercise, and no delay in exercising, any right under any Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Loan Document preclude any other or further exercise thereof or the exercise of any other right. The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law.

Section 7.04. Costs, Expenses and Taxes.

(a) The Borrower agrees to pay on demand all reasonable and necessary costs and expenses in connection with the preparation, execution, delivery, filing, recording and administration of the Loan Documents and the other documents to be delivered under the Loan Documents, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Lender (who may be in-house counsel), and local counsel who may be retained by said counsel, with respect thereto and with respect to advising the Lender as to its respective rights and responsibilities under the Loan Documents, and all costs and expenses (including reasonable counsel fees and expenses) for the Lender in connection with the filing of the Financing Statements and the enforcement of the Loan Documents and the other documents to be delivered under the Loan Documents, including, without limitation, in the context of any bankruptcy proceedings. In addition, the Borrower agrees to pay on demand the expenses described in Section 5.01(b). In addition, the Borrower shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of the Loan Documents and the other documents to be delivered under the Loan Documents, and agrees to save the Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

(b) If, due to payments made by the Borrower pursuant to Section 2.09 or due to acceleration of the maturity of the Advances pursuant to Section 6.01 or due to any other reason (other than payments made pursuant to Section 2.17 of this Agreement), the Lender receives payments of principal of any Loan other than on the last day of an Interest Period relating thereto, the Borrower shall pay to the Lender on demand any amounts required to compensate the Lender for any additional losses, costs or expenses which it may incur as a result of such payment, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Lender to fund or maintain such Loan.

(c) Upon the request of Borrower, Lender shall provide copies of all invoices for costs and expenses to be reimbursed by Borrower under this Agreement or under any of the Loan Documents.

Section 7.05. Right of Set-off. The Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law following the occurrence and only during the continuation of an Event of Default, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Lender to or for the credit or the account of the Borrower against any and all of the Loan Obligations, irrespective of whether or not the Lender shall have made any demand under such Loan Document and although deposits, indebtedness or such obligations may be unmatured or contingent. The Lender agrees promptly to notify the Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Lender under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Lender may have.

Section 7.06. Severability of Provisions. Any provision of this Agreement or of any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 7.07. Binding Effect; Successors and Assigns; Participations.

(a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign or otherwise transfer its rights hereunder or any interest herein without the prior written consent of the Lenders.

(b) Provided Lender provides notice of such transfer or participation to Borrower, Borrower agrees and consents to Lender’s sale or transfer, whether now or later, of one or more participation interests in the Loans to one or more purchasers, whether related or unrelated to Lender. Lender may provide, without any limitation whatsoever, to any one or more purchasers, or potential purchasers, any information or knowledge Lender may have about Borrower or about any other matter relating to the Loans, and Borrower hereby waives any rights to privacy it may have with respect to such matters; provided, however, that any information received by any such purchaser or potential purchaser under this provision which concerns the personal, financial or other affairs of the Borrower shall be received and kept by the purchaser or potential purchaser in full confidence and will not be revealed to any other persons, firms or organizations nor used for any purpose whatsoever other than for determining whether or not to participate in the Loans and in accord with the rights of Lender if a participation interest is acquired. Provided Borrower has been provided notice by Lender of Lender’s sale of a participation interest to such party or parties, Borrower also agrees that the purchasers of any such participation interests will be considered as the absolute owners of such interests in the Loans and will have all the rights granted under the participation agreement or agreements governing the sale of such participation interests. Borrower further waives all rights of offset or counterclaim that it may have now or later against Lender or against any purchaser of such a participation interest arising out of or by virtue of the participation and unconditionally agrees that either Lender or such purchaser may enforce Borrower’s obligation under the Loans irrespective of the failure or insolvency of any holder of any interests in the Loans. Borrower further agrees that the purchaser of any such participation interests may enforce its interests irrespective of any personal claims or defenses that Borrower may have against Lender.

Section 7.08. Consent to Jurisdiction.

(a) The Borrower hereby irrevocably submits to the jurisdiction of any Minnesota state court or federal court over any action or proceeding arising out of or relating to this Agreement, the Note and any instrument, agreement or document related hereto or thereto, and the Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Minnesota state court or federal court. The Borrower hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The Borrower irrevocably consents to the service of copies of the summons and complaint and any other process which may be served in any such action or proceeding by the mailing of copies of such process to Borrower at its address specified in Section 7.02. The Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Nothing in this Section 7.08 shall affect the right of the Lender to serve legal process in any other manner permitted by law or affect the right of the Lender to bring any action or proceeding against the Borrower or its property in the courts of other jurisdictions.

Section 7.09. Governing Law. THIS AGREEMENT, THE SUPPLEMENTS AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF MINNESOTA.

Section 7.10. Execution in Counterparts. This Agreement may be executed in any number of counterparts and on telecopy counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute but one and the same agreement.

Section 7.11. Survival. All covenants, agreements, representations and warranties made by the Borrower in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Advances and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Lender may have had notice or knowledge of any Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as any Loan Obligations are outstanding and unpaid (other than contingent claims for which no claim has been asserted) and so long as the Lender has any unexpired commitments under this Agreement or the Loan Documents. The expense reimbursement, additional cost, capital adequacy and indemnification provisions of this Agreement shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loan Obligations or the termination of this Agreement or any provision hereof.

Section 7.12. WAIVER OF JURY TRIAL. THE BORROWER AND THE LENDER HEREBY IRREVOCABLY WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT TO WHICH IT IS A PARTY OR ANY INSTRUMENT OR DOCUMENT DELIVERED THEREUNDER.

Section 7.13. Entire Agreement. THIS AGREEMENT, THE NOTES, AND THE OTHER LOAN DOCUMENTS REFERRED TO HEREIN EMBODY THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES HERETO AND SUPERSEDE ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS, AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES THERETO.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers and duly authorized, as of the date first above written.

BORROWER ACKNOWLEDGES HAVING READ ALL THE PROVISIONS OF THIS AGREEMENT, AND BORROWER AGREES TO ITS TERMS. THIS AGREEMENT IS DATED AS OF THE DATE FIRST ABOVE STATED.

[SIGNATURE PAGE ON FOLLOWING PAGE]

SIGNATURE PAGE TO:

AMENDED AND RESTATED

MASTER LOAN AGREEMENT

by and among

GREEN PLAINS BLUFFTON LLC

and

AGSTAR FINANCIAL SERVICES, PCA

Dated: September 30, 2011

BORROWER:	LENDER:

GREEN PLAINS BLUFFTON LLC, an Indiana limited liability company	AGSTAR FINANCIAL SERVICES, PCA, a United States instrumentality

/s/ Todd Becker	/s/ Mark Schmidt
By	By Mark Schmidt
Its President	Its Vice President

STATE OF Nebraska	)
) SS:
COUNTY OF Douglas	)

Before me the undersigned, a Notary Public in and for said County and State personally appeared Todd Becker, the President of GREEN PLAINS BLUFFTON LLC, an Indiana limited liability company, who executed the foregoing instrument on behalf of such entity.

Witness my hand and Notarial Seal this 30 day of September, 2011.

My Commission Expires: October 28, 2014

/s/ Sharon Mize
Notary Public

My county of Residence: Douglas

EXHIBIT A

COMPLIANCE CERTIFICATE

TO:	AgStar Financial Services, PCA (the “Lender”)

Pursuant to that certain Amended and Restated Master Loan Agreement dated September 30, 2011, by and between GREEN PLAINS BLUFFTON LLC, an Indiana limited liability company f/k/a INDIANA BIO-ENERGY, LLC (the “Borrower”), and the Lender, and any amendments thereto and extensions thereof (the “Loan Agreement”), the undersigned hereby represents, warrants and certifies to the Lender as follows:

1.	The financial statement(s) attached hereto are complete and correct in all material respects and fairly present the financial condition of the Borrower as of the date of said financial statement(s) and the result of its business operations for the period covered thereby;

2.	Repeats and reaffirms to the Lender each and all of the representations and warranties made by the Borrower in the Loan Agreement and the agreements referred to therein or related thereto (except as such representations and warranties relate to financial statements as of the date thereof, and represents and warrants to the Lender that each and all of said warranties and representations are true and correct as of the date hereof, except as disclosed in writing to the Lender;

3.	No Event of Default (as that term is defined in the Loan Agreement), and no event which with the giving of notice or the passage of time or both would constitute an Event of Default, has occurred and is continuing as of the date hereof; and

4. All the calculations set forth below are made pursuant to the terms of the Loan Agreement and are true and accurate as of the date of the attached financial statements:

1. Section 5.01(d) – Working Capital.

(a) Required Working Capital

(a) Current Assets	$

(b) Current Liabilities	$

Line (a) less line (b)	$

In Compliance

Yes No

2. Section 5.01(e) – Tangible Net Worth.

(a) Required Tangible Net Worth ($80,000,000.00)

(b) Actual Tangible Net Worth	$

(1) Total Assets	$

(2) Less Intangible Assets (per definition)	$

(3) Total Tangible Assets (line (l) minus line (2)	$

(4) Total Liabilities	$

(5) Sub Debt	$

(6) Tangible Net Worth	$

(line (3) minus line (4) plus Line (5))

In Compliance	Yes No

3. Section 5.01(f) – Owner Equity Ratio

(a) Tangible Net Worth	$

(b) Total Assets	$

(c) Owner Equity Percentage

(percent of line (b) to (c))%

Required Percentage of 50%

In Compliance	Yes No

4. Section 5.01(g) – Fixed Charge Ratio

(tested annually beginning at the end of the first operating year)

(a) EBITDA	$

(b) Scheduled Principal Payments for the Loans	$

(c) Scheduled Principal Payments for Subordinated Debt	$

(d) Interest on the Loans	$

(e) Interest on the Subordinated Debt	$

(f) Distributions	$

(g) Maintenance Capital Expenditures	$

(h) Denominator (sum of lines (b) through (g))	$

Ratio of line (a) to (h)	to 1.00

Required Ratio of 1.25 to 1.00

In Compliance

Yes No

IN WITNESS WHEREOF, the undersigned has signed and delivered this Certificate to the Lender as of the              day of                                     ,             .

BORROWER:

GREEN PLAINS BLUFFTON LLC, an Indiana limited liability company

By

Its

Schedule 3.01(d)

Real Property

The following described real estate located in Weils County, Indiana:

Parcel No. 90-08-08-100-001.000-002

Part of the Northeast Quarter of Section 8, Township 26 North, Range 12 East, Harrison Township, Wells County, Indiana, described as follows: Beginning at the Northwest corner of said Northeast Quarter found per record witness; thence easterly, 2229.08 feet along the north line of said Northeast Quarter to a 5/8” rebar stake set on the westerly right-of-way line of the Norfolk and Western Railway Company; thence southwesterly, deflecting right 111 degrees 41 minutes 00 seconds, 2861.11 feet along said westerly right-of-way line to a 5/8” rebar stake set on the south line of said Northeast Quarter; thence westerly, deflecting right 67 degrees 21 minutes 40 seconds, 1121.70 feet along said south line to a 5/8” rebar state set at the Southwest Corner of said Northeast Quarter; thence northerly, deflecting right 89 degrees 52 minutes 40 seconds, 2677.84 feet along the west line of said Northeast Quarter to the place of beginning. Containing 102.50 acres.

Parcel No. 90-08-08-200-001.000-010; 90-08-08-200-002.000-010

Part of the Northwest Quarter of Section 8, Township 26 North, Range 12 East, Harrison Township, Wells County, Indiana, described as follows:

Beginning at the Southwest corner of said Northwest Quarter found per record witness; thence Northerly, 1208.78 feet along the West line of said Northwest Quarter to a P.K. nail at the Southwest corner of the 17.04 acre tract described in Deed Record 130, Page 872; thence Northeasterly, deflecting right 65 degrees 20 minutes 38 seconds, 2931.66 feet along the South line of said 17.04 acre tract to a 5/8” rebar stake on the East line of said Northwest Quarter; thence Southerly, deflecting right 114 degrees 57 minutes 47 seconds, 1112.76 feet along said East line to a 5/8” rebar stake at the Southeast corner of the Northeast Quarter of said Northwest Quarter; thence Westerly, deflecting right 90 degrees 04 minutes 33 seconds, 1329,23 feet to a 5/8” rebar stake at the Southwest corner of the Northeast Quarter of said Northwest Quarter; thence Southerly, deflecting left 90 degrees 13 minutes 45 seconds, 1337.85 feet to a 5/8” rebar stake at the Southeast corner of the Southwest Quarter of said Northwest Quarter; thence Westerly, deflecting right 90 degrees 16 minutes 33 seconds, 1325.66 feet along the South line of said Northwest Quarter to the place of beginning. Containing 70.79 acres more or less.

Parcel No. 90-08-08-300-002.000-002

Tract I: The Southeast Quarter of the Northwest Quarter of Section 8, Township 26 North, Range 12 East, Wells County, Indiana, containing 40 acres, more or less.

Tract II: The east half of the Southwest Quarter of Section 8, Township 26 North, Range 12 East, Wells County, Indiana, containing 80 acres, more or less.

EXCEPTING THEREFROM, Part of the Southwest Quarter of Section 8, Township 26 North, Range 12 East, Harrison Township, Wells County, Indiana, described as follows: Starting at the southeast corner of said Southwest Quarter found per record witness; thence westerly, 451.42 feet along the south line of said Southwest Quarter to a P.K. nail which shall be the place of beginning; thence continuing westerly, 253.58 feet along said south fine, to a P.K. nail; thence northerly, deflecting right 90 degrees 00 minutes 00 seconds, 280.00 feet to a 5/8” rebar stake; thence easterly, deflecting right 90 degrees 00 minutes 00 seconds, 253.58 feet parallel with the south line of said Southwest Quarter to a 5/8” rebar stake; thence southerly, deflecting right 90 degrees 00 minutes 00 seconds, 280.00 feet to the place of beginning. Containing 1.63 acres, more or less.

Containing in all 118.37 acres, after exception.

Parcel No. 90-08-08-400-027.000-010

Part of the Northwest Quarter of Section 8, Township 26 North, Range 12 East, Harrison Township, Wells County, Indiana, described as follows:

Starting at the northwest corner of said Northwest Quarter; thence southerly, 1185.11 feet, along the west line of said Northwest Quarter to its intersection with the southerly right-of-way line of the Norfolk and Western Railway Company, which shall be the place of beginning; thence northeasterly, deflecting left 114 degrees 39 minutes 22 seconds, 2804.95 feet, along said right-of-way line to the north line of said Northwest Quarter; thence easterly, deflecting right 24 degrees 59 minutes 26 seconds, 116.37 feet, along said north line to the northeast corner of said Northwest Quarter; thence southerly, deflecting right 89 degrees 58 minutes 17 seconds, 226.16 feet, along the east line of said Northwest Quarter; thence southwesterly, deflecting right 65 degrees 02 minutes 17 seconds, 2931.66 feet, parallel with the southerly right-of-way line of the Norfolk and Western Railway Company to the west line of said Northwest Quarter; thence northerly, deflecting right 114 degrees 39 minutes 22 seconds, 279.69 feet, along said west line to the place of beginning. Containing 17.04 acres.

Parcel No. 90-08-08-200-001.000-010; 90-08-08-200-002.000-010

Part of the Northwest Quarter of Section 8, Township 26 North, Range 12 East, Harrison Township, Wells County, Indiana, described as follows:

Beginning at the Southwest corner of said Northwest Quarter found per record witness; thence Northerly, 1208.78 feet along the West line of said Northwest Quarter to a P.K. nail at the Southwest corner of the 17.04 acre tract described in Deed Record 130, Page 872; thence Northeasterly, deflecting right 65 degrees 20 minutes 38 seconds, 2931,66 feet along the South line of said 17.04 acre tract to a 5/8” rebar stake on the East line of said Northwest Quarter; thence Southerly, deflecting right 114 degrees 57 minutes 47 seconds, 1112.76 feet along said East line to a 5/8” rebar stake at the Southeast corner of the Northeast Quarter of said Northwest Quarter; thence Westerly, deflecting right 90 degrees 04 minutes 33 seconds, 1329.23 feet to a 5/8” rebar stake at the Southwest corner of the Northeast Quarter of said Northwest Quarter; thence Southerly, deflecting left 90 degrees 13 minutes 45 seconds, 1337,85 feet to a 5/8” rebar stake at the Southeast corner of the Southwest Quarter of said Northwest Quarter; thence Westerly, deflecting right 90 degrees 16 minutes 33 seconds, 1325.66 feet along the South line of said Northwest Quarter to the place of beginning. Containing 70.79 acres more or less.

Parcel No. 90-08-08-300-001.000-002

Part of the Southwest Quarter of Section 8, Township 26 North, Range 12 East, Harrison Township, Wells County, Indiana, described as follows: Starting at the southeast corner of said Southwest Quarter found per record witness; thence westerly, 451.42 feet along the south line of said Southwest Quarter to a P.K. nail which shall be the place of beginning; thence continuing westerly, 253.58 feet along said south line, to a P.K. nail; thence northerly, deflecting right 90 degrees 00 minutes 00 seconds, 280.00 feet to a 5/8” rebar stake; thence easterly, deflecting right 90 degrees 00 minutes 00 seconds, 253.58 feet parallel with the south line of said Southwest Quarter to a 5/8” rebar stake; thence southerly, deflecting right 90 degrees 00 minutes 00 seconds, 280.00 feet to the place of beginning. Containing 1.63 acres, more or less.

Parcel No. 90-08-08-300-006.000-010

THE NORTHWEST QUARTER OF THE SOUTHWEST QUARTER OF SECTION 8, TOWNSHIP 26 NORTH, RANGE 12 EAST, HARRISON TOWNSHIP, WELLS COUNTY, INDIANA, CONTAINING 40.46 ACRES.

Parcel No. 90-08-08-300-004.000-010

ALSO: THE SOUTHWEST QUARTER OF THE SOUTHWEST QUARTER OF SECTION 8, TOWNSHIP 26 NORTH, RANGE 12 EAST, HARRISON TOWNSHIP, WELLS COUNTY, INDIANA, CONTAINING 40.40 ACRES.

EXCEPTING THEREFROM: PART OF THE SOUTHWEST QUARTER OF SECTION 8, TOWNSHIP 26 NORTH, RANGE 12 EAST, HARRISON TOWNSHIP, WELLS COUNTY, INDIANA, DESCRIBED AS FOLLOWS:

BEGINNING AT THE SOUTHWEST CORNER OF SAID SOUTHWEST QUARTER FOUND PER RECORD WITNESS; THENCE NORTHERLY, 527.00 FEET ALONG THE WEST LINE OF SAID SOUTHWEST QUARTER TO A P.K. NAIL; THENCE EASTERLY, DEFLECTING RIGHT 90 DEGREES 00 MINUTES 16 SECONDS, 655.00 FEET PARALLEL WITH THE SOUTH LINE OF SAID SOUTHWEST QUARTER TO A 5/8” REBAR STAKE; THENCE SOUTHERLY, DEFLECTING RIGHT 89 DEGREES 59 MINUTES 44 SECONDS, 527.00 FEET PARALLEL WITH THE WEST LINE OF SAID SOUTHWEST QUARTER TO A P.K. NAIL ON THE SOUTH LINE OF SAID SOUTHWEST QUARTER; THENCE WESTERLY, DEFLECTING RIGHT 90 DEGREES 00 MINUTES 16 SECONDS, 655.00 FEET ALONG SAID SOUTH LINE TO THE PLACE OF BEGINNING. CONTAINING 7.92 ACRES.

CONTAINING AFTER SAID EXCEPTION 32.48 ACRES.

Parcel No. 90-08-08-400-004,000-002

Commencing at the southwest corner of the southeast quarter of section eight (8), in township 26 north, range 12 east, and running thence north 1324.70 feet to the northwest corner of the south half of said quarter, thence east 558.20 feet to the west line of the right of way of the Ft. Wayne, Cincinnati and Louisville railroad company, thence in a southwesterly direction along the west line of said Railroad right of way a distance of 1437.50 feet to the south line of said Section 8, thence west 12 feet to the place of beginning, containing 8,67 acres.

Parcel No. 90-08-08-400-020.000-002

PART OF THE NORTH HALF OF THE SOUTHEAST QUARTER OF SECTION 8, TOWNSHIP 26 NORTH, RANGE 12 EAST, HARRISON TOWNSHIP, WELLS COUNTY, INDIANA, DESCRIBED AS FOLLOWS:

STARTING AT THE NORTHEAST CORNER OF SAID SOUTHEAST QUARTER FOUND PER RECORD WITNESS; THENCE WESTERLY, 1528.71 FEET ALONG THE NORTH LINE OF SAID SOUTHEAST QUARTER TO THE WESTERLY
RIGHT-OF-WAY LINE OF THE NORFOLK & WESTERN RAILROAD, WHICH SHALL BE THE PLACE OF BEGINNING; THENCE SOUTHWESTERLY, DEFLECTING LEFT 67 DEGREES 21 MINUTES 32 SECONDS, 617.57 FEET ALONG SAID WESTERLY RIGHT-OF-WAY LINE; THENCE SOUTHWESTERLY, DEFLECTING RIGHT 00 DEGREES 02 MINUTES 05 SECONDS, 816.82 FEET ALONG SAID WESTERLY RIGHT-OF-WAY LINE TO THE SOUTH LINE OF THE NORTH HALF OF SAID SOUTHEAST QUARTER; THENCE WESTERLY, DEFLECTING RIGHT 67 DEGREES 09 MINUTES 58 SECONDS, 565.65 FEET ALONG THE SOUTH LINE OF THE NORTH HALF OF SAID SOUTHEAST QUARTER TO THE WEST LINE OF SAID SOUTHEAST QUARTER; THENCE NORTHERLY, DEFLECTING RIGHT 90 DEGREES 03 MINUTES 19 SECONDS, 1325.61 FEET ALONG THE WEST LINE OF SAID SOUTHEAST QUARTER TO THE NORTHWEST CORNER OF SAID SOUTHEAST QUARTER; THENCE EASTERLY, DEFLECTING RIGHT 90 DEGREES 07 MINUTES 21 SECONDS, 1120.66 FEET ALONG THE NORTH LINE OF SAID SOUTHEAST QUARTER TO THE PLACE OF BEGINNING. CONTAINING 25.64 ACRES MORE OR LESS.

NOW KNOWN AS:

PARCEL 1:

PART OF SECTION 8, TOWNSHIP 26 NORTH, RANGE 12 EAST, HARRISON TOWNSHIP, WELLS COUNTY, INDIANA, DESCRIBED AS FOLLOWS;

BEGINNING AT THE SOUTHWEST CORNER OF THE NORTHWEST QUARTER OF SAID SECTION 8; THENCE NORTH 00 DEGREES 09 MINUTES 53 SECONDS WEST, (ASSUMED AND THE BASIS FOR THESE BEARINGS), 1488.47 FEET ALONG THE WEST LINE OF SAID NORTHWEST QUARTER TO THE SOUTHERLY RIGHT-OF-WAY LINE OF THE NORFOLK AND SOUTHERN RAILROAD; THENCE NORTH 65

DEGREES 10 MINUTES 45 SECONDS EAST, 2804.95 FEET ALONG SAID SOUTHERLY RIGHT-OF-WAY LINE TO THE NORTH LINE OF SAID NORTHWEST QUARTER, THENCE SOUTH 89 DEGREES 49 MINUTES 48 SECONDS EAST 116.37 FEET ALONG SAID NORTH LINE TO THE NORTHWEST CORNER OF THE NORTHEAST QUARTER OF SAID
SECTION 8; THENCE SOUTH 88 DEGREES 46 MINUTES 46 SECONDS EAST, 2227.06 FEET ALONG THE NORTH LINE OF SAID NORTHEAST QUARTER TO THE WESTERLY RIGHT-OF-WAY LINE OF THE NORFOLK AND SOUTHERN RAILROAD; THENCE SOUTH 22 DEGREES 53 MINUTES 10 SECONDS WEST, 3478.34 FEET ALONG SAID WESTERLY
RIGHT-OF-WAY LINE; THENCE SOUTH 22 DEGREES 55 MINUTES 15 SECONDS WEST, 2255.13 FEET ALONG SAID WESTERLY RIGHT-OF-WAY LINE TO THE SOUTH LINE OF THE SOUTHEAST QUARTER OF SAID SECTION 8; THENCE SOUTH 89 DEGREES 54 MINUTES 33 SECONDS WEST, 8.77 FEET ALONG THE SOUTH LINE OF SAID SOUTHEAST QUARTER TO THE SOUTHEAST CORNER OF THE SOUTHWEST QUARTER OF SAID SECTION 8; THENCE NORTH 90 DEGREES 00 MINUTES 00 SECONDS WEST, 1322.25 FEET ALONG THE SOUTH LINE OF SAID SOUTHWEST QUARTER TO THE SOUTHWEST CORNER OF THE EAST HALF OF SAID SOUTHWEST QUARTER; THENCE NORTH 00 DEGREES 04 MINUTES 08 SECONDS, EAST, 2657,35 FEET ALONG THE WEST LINE OF THE EAST HALF OF SAID SOUTHWEST QUARTER TO THE NORTH LINE OF SAID SOUTHWEST QUARTER; THENCE NORTH 89 DEGREES 44 MINUTES 08 SECONDS WEST, 1325.66 FEET ALONG SAID NORTH LINE TO THE PLACE OF BEGINNING. CONTAINING 346.08 ACRES MORE OR LESS,

PARCEL 2:

Tract 1:

THE NORTHWEST QUARTER OF THE SOUTHWEST QUARTER OF SECTION 8, TOWNSHIP 26 NORTH, RANGE 12 EAST, HARRISON TOWNSHIP, WELLS COUNTY, INDIANA, CONTAINING 40.46 ACRES.

Tract 2:

ALSO: THE SOUTHWEST QUARTER OF THE SOUTHWEST QUARTER OF SECTION 8, TOWNSHIP 26 NORTH, RANGE 12 EAST, HARRISON TOWNSHIP, WELLS COUNTY, INDIANA, CONTAINING 40.40 ACRES.

EXCEPTING THEREFROM: PART OF THE SOUTHWEST QUARTER OF SECTION 8, TOWNSHIP 26 NORTH, RANGE 12 EAST, HARRISON TOWNSHIP, WELLS COUNTY, INDIANA, DESCRIBED AS FOLLOWS:

BEGINNING AT THE SOUTHWEST CORNER OF SAID SOUTHWEST QUARTER FOUND PER RECORD WITNESS; THENCE NORTHERLY, 527.00 FEET ALONG THE WEST LINE OF SAID SOUTHWEST QUARTER TO A P.K. NAIL; THENCE EASTERLY, DEFLECTING RIGHT 90 DEGREES 00 MINUTES 16 SECONDS, 655.00 FEET PARALLEL WITH THE SOUTH LINE OF SAID SOUTHWEST QUARTER TO A 5/8” REBAR STAKE; THENCE SOUTHERLY, DEFLECTING RIGHT 89 DEGREES 59 MINUTES 44 SECONDS, 527.00 FEET PARALLEL WITH THE WEST LINE OF SAID SOUTHWEST QUARTER TO A P.K. NAIL ON THE SOUTH LINE OF SAID SOUTHWEST QUARTER; THENCE WESTERLY, DEFLECTING RIGHT 90 DEGREES 00 MINUTES 16 SECONDS, 655.00 FEET ALONG SAID SOUTH LINE TO THE PLACE OF BEGINNING. CONTAINING 7.92 ACRES.

CONTAINING AFTER SAID EXCEPTION 32.48 ACRES.

Schedule 4.01(a)

Description of Certain Transactions Related to the Borrowers’ Stock

Schedule 4.01(f)

Description of Certain Threatened Actions, etc.

1)	Aventine- see SEC filings updated periodically.

Schedule 4.01(k)

Location of Inventory and Farm Products; Third Parties in Possession; Crops

1441 South Adams, PO Box 297, Bluffton, Indiana 46714

Schedule 4.01(l)

Office Locations; Fictitious Names; Etc.

1441 South Adams, PO Box 297, Bluffton, Indiana 46714

FNA Indiana Bio-Energy LLC

Office of President and CEO

450 Regency Parkway, Suite 400, Omaha NE 68114

Schedule 4.01(p)

Intellectual Property

None

Schedule 4.01(t)

Environmental Compliance

None

Schedule 5.01(o)

Management

Todd Becker	President and CEO

Jerry Peters	CFO

Ron Gillis	EVP Finance and Treasurer

Michelle Mapes	EVP General Counsel and Corporate Secretary

Glen Kampschneider	Assistant Secretary

Schedule 5.02(a)

Description of Certain Liens, Lease Obligations, etc.

Liens

None other than AgStar

Leases

No operating leases

Schedule 5.02(k)

Transactions with Affiliates

Normal course- parent reimbursement /allocation of overhead

Green Plains Commodities Corn Oil Extraction Agreement

Green Plains Trade Group LLC- Ethanol and DDG Marketing